                                                                    EXHIBIT 10.4





                                CREDIT AGREEMENT


                                     AMONG


                              SCOTSMAN GROUP INC.
                      AND THE OTHER PARTIES NAMED HEREIN,


                                 as Borrowers,


                           SCOTSMAN INDUSTRIES, INC.,


                            THE LENDERS NAMED HEREIN


                                      and


                      THE FIRST NATIONAL BANK OF CHICAGO,

                                    as Agent


                                  DATED AS OF


                                 March 12, 1997

                               TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
ARTICLE I
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II
THE CREDITS
         2.1.      Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         2.2.      Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         2.3.      Swing Line Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                   2.3.1   Making of Swing Line Loans . . . . . . . . . . . . . . . . . . . . . . . . . 28
                   2.3.2   Conversions of and Participations in Swing Line Loans  . . . . . . . . . . . 29
         2.4.      Ratable Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         2.5.      Types of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         2.6.      Fees; Reductions in Aggregate Revolving Loan Commitment  . . . . . . . . . . . . .   30
         2.7.      Minimum Amount of Each Advance . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         2.8.      Optional Principal Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         2.9.      Mandatory Prepayments and Commitment Reductions  . . . . . . . . . . . . . . . . .   32
                   2.9.1   Asset Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
                   2.9.2   Excess Cash Flow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
                   2.9.3   Debt and Equity Issuances  . . . . . . . . . . . . . . . . . . . . . . . . . 33
                   2.9.4   Revolving Commitment Reductions  . . . . . . . . . . . . . . . . . . . . . . 34
                   2.9.5   Application of Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . 34
                   2.9.6   Permitted Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         2.10.     Method of Selecting Types and Interest Periods for New Advances  . . . . . . . . .   34
         2.11.     Conversion and Continuation of Outstanding Advances  . . . . . . . . . . . . . . .   35
         2.12.     Changes in Interest Rate, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         2.13.     Rates Applicable After Default . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         2.14.     Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         2.15.     Notes; Telephonic Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         2.16.     Interest Payment Dates; Interest and Fee Basis . . . . . . . . . . . . . . . . . .   39
         2.17.     Notification by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         2.18.     Lending Installations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         2.19.     Non-Receipt of Funds by the Agent  . . . . . . . . . . . . . . . . . . . . . . . .   39
         2.20.     Withholding Tax Exemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         2.21.     Agent's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         2.22.     Determination, Denomination and Redenomination of
                   Alternative Currency Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         2.23.     Facility Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
                   2.23.1  Issuance of Facility Letters of Credit . . . . . . . . . . . . . . . . . .   41


                   2.23.2  Participating Interests  . . . . . . . . . . . . . . . . . . . . . . . . .   42
                   2.23.3  Facility Letter of Credit Reimbursement Obligations  . . . . . . . . . . .   42
                   2.23.4  Procedure for Issuance . . . . . . . . . . . . . . . . . . . . . . . . . .   44
                   2.23.5  Nature of the Lenders' Obligations . . . . . . . . . . . . . . . . . . . .   45
                   2.23.6  Facility Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . .   45

ARTICLE III
CHANGE IN CIRCUMSTANCES
         3.1.      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         3.2.      Yield Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         3.3.      Changes in Capital Adequacy Regulations  . . . . . . . . . . . . . . . . . . . . .   48
         3.4.      Availability of Types of Advances  . . . . . . . . . . . . . . . . . . . . . . . .   49
         3.5.      Funding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         3.6.      Lender Statements; Survival of Indemnity . . . . . . . . . . . . . . . . . . . . .   49
         3.7.      Replacement of Certain Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         3.8.      Availability of Alternative Currency . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE IV
CONDITIONS PRECEDENT
         4.1.      Initial Loan and Facility Letter of Credit Issuance  . . . . . . . . . . . . . . .   50
         4.2.      Each Future Advance and Facility Letter of Credit Issuance . . . . . . . . . . . .   54
         4.3.      Each Advance on the Merger Date  . . . . . . . . . . . . . . . . . . . . . . . . . . 54

ARTICLE V
REPRESENTATIONS AND WARRANTIES
         5.1.      Existence and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         5.2.      Authorization and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         5.3.      Compliance with Laws and Contracts . . . . . . . . . . . . . . . . . . . . . . . .   55
         5.4.      Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         5.5.      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         5.6.      Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         5.7.      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         5.8.      Litigation and Contingent Obligations  . . . . . . . . . . . . . . . . . . . . . .   57
         5.9.      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         5.10.     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         5.11.     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         5.12.     Federal Reserve Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         5.13.     Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         5.14.     Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         5.15.     Representations and Warranties Incorporated From
                   Asset Purchase Agreement and Acquisition Agreement . . . . . . . . . . . . . . . .   59
         5.16.     Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         5.17.     Ownership of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

         5.18.     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         5.19.     Employee Controversies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         5.20.     Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         5.21.     Acquisition and Asset Purchase Documents . . . . . . . . . . . . . . . . . . . . .   60
         5.22.     Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         5.23.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         5.24.     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         5.25.     Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . 62
         5.26.     Representations in Other Loan Documents True and Correct . . . . . . . . . . . . . . 62

ARTICLE VI
COVENANTS
         6.1.      Financial Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
         6.2.      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         6.3.      Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.4.      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.5.      Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.6.      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.7.      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.8.      Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.9.      Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         6.10.     Capital Stock and Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         6.11.     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         6.12.     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         6.13.     Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         6.14.     Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         6.15.     Investments and Purchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         6.16.     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
         6.17.     Kysor Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         6.18.     Lease Rentals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         6.19.     Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         6.20.     Amendments to Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         6.21.     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         6.22.     [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         6.23.     Change in Corporate Structure; Fiscal Year . . . . . . . . . . . . . . . . . . . .   72
         6.24.     Restrictive Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
         6.25.     Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
                   6.25.1   Minimum Consolidated Net Worth  . . . . . . . . . . . . . . . . . . . . .   73
                   6.25.2   Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . 74
                   6.25.3   Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         6.26.     Tax Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         6.27.     ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
         6.28.     Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

         6.29.     Required Hedging Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
         6.30.     Financial Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
         6.31      UK Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76

ARTICLE VII
DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
         8.1.      Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
         8.2.      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
         8.3.      Preservation of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
         8.4.      Application of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80

ARTICLE IX
GENERAL PROVISIONS
         9.1.      Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         9.2.      Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         9.3.      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         9.4.      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         9.5.      Several Obligations; Benefits of this Agreement  . . . . . . . . . . . . . . . . .   81
         9.6.      Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
         9.7.      Numbers of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         9.8.      Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         9.9.      Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         9.10.     Nonliability of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         9.11.     CHOICE OF LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
         9.12.     CONSENT TO JURISDICTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
         9.13.     WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
         9.14.     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
         9.15.     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85

ARTICLE X
THE AGENT
         10.1.     Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
         10.2.     Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
         10.3.     General Immunity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
         10.4.     No Responsibility for Loans, Recitals, etc.  . . . . . . . . . . . . . . . . . . .   85
         10.5.     Action on Instructions of Lenders  . . . . . . . . . . . . . . . . . . . . . . . .   86
         10.6.     Employment of Agents and Counsel . . . . . . . . . . . . . . . . . . . . . . . . .   86
         10.7.     Reliance on Documents; Counsel . . . . . . . . . . . . . . . . . . . . . . . . . .   86
         10.8.     Agent's Reimbursement and Indemnification  . . . . . . . . . . . . . . . . . . . .   86
         10.9.     Rights as a Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

         10.10.    Lender Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
         10.11.    Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
         10.12.    Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87

ARTICLE XI
SETOFF; RATABLE PAYMENTS
         11.1.     Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
         11.2.     Ratable Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
         12.1.     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
         12.2.     Participations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
                   12.2.1   Permitted Participants; Effect.   . . . . . . . . . . . . . . . . . . . .   88
                   12.2.2   Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
                   12.2.3   Benefit of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
         12.3.     Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
                   12.3.1   Permitted Assignments . . . . . . . . . . . . . . . . . . . . . . . . . .   89
                   12.3.2   Effect; Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . .   89
         12.4.     Dissemination of Information . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
         12.5.     Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90

ARTICLE XIII
NOTICES
         13.1.     Giving Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
         13.2.     Change of Address  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91

                                    EXHIBITS

Exhibit A-1        -      Domestic Guaranty
Exhibit A-2        -      Foreign Guaranty
Exhibit B-1        -      Revolving Note
Exhibit B-2        -      Swing Line Note
Exhibit B-3        -      Term Note
Exhibit C-1        -      Application and Reimbursement Agreement for Standby
                            Letter of Credit
Exhibit C-2        -      Application and Reimbursement Agreement for
                            Commercial Letter of Credit
Exhibit D          -      Compliance Certificate
Exhibit E          -      Privity Letter
Exhibit F          -      Assignment and Acceptance
Exhibit G          -      Agreement of Joinder


                                  SCHEDULES
                                  ---------

Schedule 1.1              -       Revolving and Term Loan Commitments
Schedule 2.10             -       Lending Installations
Schedule 5.3              -       Approvals and Consents
Schedule 5.4              -       Governmental Consents
Schedule 5.5              -       Opening Financial Statements
Schedule 5.8              -       Litigation and Material Contingent Obligations
Schedule 5.9              -       Subsidiaries
Schedule 5.10             -       ERISA
Schedule 5.17(a)          -      Owned and Leased Properties
Schedule 5.17(b)          -      Intellectual Property
Schedule 5.18             -       Indebtedness
Schedule 5.22             -       Environmental
Schedule 5.23             -       Insurance
Schedule 6.11             -       Permitted Existing Indebtedness
Schedule 6.15             -       Investments
Schedule 6.16             -       Liens

                                CREDIT AGREEMENT


         This Credit Agreement, dated as of March 12, 1997, is among Scotsman Group Inc., a Delaware corporation, The Delfield Company, a Delaware corporation, Scotsman Drink Limited, a private company limited by shares registered in England, Whitlenge Drink Equipment Limited, a private company limited by shares registered in England, Frimont S.p.A., a societa per azioni incorporated with limited liability in the Republic of Italy, Castel MAC S.p.A., a societa per azioni incorporated with limited liability in the Republic of Italy, and Kysor Industrial Corporation, a Michigan corporation, Scotsman Industries, Inc., a Delaware corporation, the institutions from time to time parties hereto as Lenders and The First National Bank of Chicago, individually and as Agent.


                                    RECITALS

         A. Industries (as this and other capitalized terms used in these recitals are hereinafter defined) is party to the Acquisition Agreement, pursuant to which Acquisition Co., an indirect wholly-owned subsidiary of Industries, is making a cash tender offer for all of the capital stock of Kysor to be followed by a merger of Acquisition Co. with and into Kysor, with Kysor being the surviving corporation in such merger; and

         B. The Borrowers have requested the Lenders to make financial accommodations to them in the aggregate principal amount of $415,000,000, the proceeds of which will be used (a) to finance the cash payments to be made pursuant to the Acquisition Agreement and to pay related fees and expenses, (b) to refinance certain outstanding Indebtedness of Industries and its Subsidiaries, (c) to finance acquisitions to be made by Industries and its Subsidiaries, all in accordance with the terms and conditions hereof, and (d) for the working capital needs and other general corporate purposes of Group and its Subsidiaries, all in accordance with the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Group, Delfield, Scotsman Drink, Whitlenge, Frimont, Castel MAC, Kysor, Industries, the Lenders and the Agent hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement:

         "Accounts" means all present and future rights of a Person to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance.

         "Acquisition" means the acquisition by Acquisition Co. of all of the outstanding capital stock of Kysor pursuant to the Acquisition Agreement.

         "Acquisition Agreement" means that certain Agreement and Plan of Merger dated as of February 2, 1997 among Industries, Acquisition Co. and Kysor as the same may be amended, supplemented or modified in accordance with Section 6.20.

         "Acquisition Co." means K Acquisition Corp., a Michigan corporation.

         "Acquisition Documents" means the Acquisition Agreement together with the certificate of ownership and merger filed with the Secretary of State of Michigan to effectuate such merger and the other documents, certificates and agreements delivered in connection therewith.

         "Additional Borrowing Subsidiary" means any Subsidiary (i) that is a Wholly-Owned Subsidiary of Industries and (ii) as to which each Lender has given its consent pursuant to Section 2.2(d) and as to which an Agreement of Joinder shall have been delivered to the Agent pursuant to Section 2.2(d), duly executed by Group, such Subsidiary and the Agent, prior to the first date on which a Borrowing Notice has been delivered by Group pursuant to Section 2.10 requesting that an Advance be made to such Subsidiary, in form and substance satisfactory to the Agent.

         "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date by the Lenders to the same Borrower of the same Type and, in the case of Eurocurrency Advances, denominated in the same Permitted Currency and for the same Interest Period.

         "Affected Lender" is defined in Section 3.7.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agent" means First Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

         "Aggregate Commitment" means the sum of the Aggregate Revolving Loan Commitment and the Aggregate Term Loan Commitment.

         "Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all of the Lenders having Revolving Loan Commitments, as such amount may be further modified from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is $265,000,000.

         "Aggregate Term Loan Commitment" means the aggregate of the Term Loan Commitments of all of the Lenders having Term Loan Commitments. The Aggregate Term Loan Commitment is $150,000,000.

         "Agreement" means this Credit Agreement, as it may be amended, modified, supplemented or restated and in effect from time to time.

         "Agreement Accounting Principles" means generally accepted United States accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5; provided, that for purposes of determining compliance with the financial covenants set forth in Section 6.25, "Agreement Accounting Principles" shall mean such accounting principles as in effect on the date of this Agreement, together with any such other accounting principles which take effect after the date of this Agreement to the extent agreed to by Group and the Required Lenders.

         "Agreement of Joinder" means an agreement substantially in the form of Exhibit G hereto.

         "Alternative Currency" shall mean, subject to availability pursuant to
Section 3.8 and to the extent freely transferable and convertible into Dollars, the lawful currencies of France, Germany, Italy, Japan, Switzerland, Canada and the United Kingdom and, subject to availability and to the terms and conditions of this Agreement, such other freely transferable and convertible foreign currencies as requested by Group and acceptable to Agent and the Required Lenders, in their reasonable discretion.

         "Applicable Margin" means, with respect to the Commitment Fee and each Type of Loan described below, the rate of interest per annum shown below for the range of Leverage Ratio specified below:


                       Level 1       Level 2       Level 3         Level 4          Level 5        Level 6
  --------------------------------------------------------------------------------------------------------
  Leverage Ratio        >= 4.0      >= 3.5<         >= 3.0 <       >= 2.5 < 3.0      >= 2.0 < 2.5    < 2.0
                                       4.0             3.5

  Floating Rate         0.375%        0.250%        0.125%           0%               0%              0%
  Advances

  Eurocurrency          1.375%        1.25%         1.125%         0.875%           0.750%           0.50%
  Advances
  Commitment Fee        0.35%         0.35%         0.30%           0.25%            0.20%          0.175%

For the period commencing on the Closing Date and ending on the date which occurs nine (9) days after the Agent receives the financial statements and the related Compliance Certificate required to be delivered pursuant to Section 6.1(b) and Section 6.1(d) with respect to the third Fiscal Quarter of 1997, the Applicable Margin set forth in Level 1 above shall apply to all Advances and Commitment Fees. Thereafter, the Leverage Ratio shall be calculated as of the end of each Fiscal Quarter, commencing with the third Fiscal Quarter of 1997, and shall be reported to the Agent pursuant to a Compliance Certificate executed by an Authorized Officer of Industries and delivered by Industries in accordance with Section 6.1(d) hereof. Not later than five (5) Business Days after receipt by the Agent of each Compliance Certificate delivered by Industries in accordance with Section 6.1(d) for each Fiscal Quarter or Fiscal Year, as applicable, the Agent shall determine the Leverage Ratio for the applicable period and shall promptly notify Industries and the Lenders of such determination and of any change in each Applicable Margin resulting therefrom. Each Applicable Margin shall be adjusted (upwards or downwards, as appropriate), if necessary, based on the Leverage Ratio as of the end of the Fiscal Quarter immediately preceding the date of determination. The adjustment, if any, to the Applicable Margin shall be effective as to all Advances and Commitment Fees commencing on the tenth (10th) Business Day after the delivery of such quarterly or annual financial statements delivered in accordance with Sections 6.1(a) and 6.1(b) and such related Compliance Certificate of an Authorized Officer of Industries delivered in accordance with
Section 6.1(d) and shall be effective from and including the tenth (10th) Business Day after the date the Agent receives such Compliance Certificate to but excluding the tenth (10th) Business Day after the date on which the next Compliance Certificate is required to be delivered pursuant to Section 6.1(d); provided however, that, in the event that Industries shall fail at any time to furnish to the Lenders such financial statements and any such Compliance Certificate required to be delivered pursuant to Sections 6.1(a), 6.1(b) and 6.1(d), the Applicable Margin set forth in Level 1 above shall apply until the tenth (10th) Business Day after such time as all such financial statements and each such Compliance Certificate are so delivered to the Agent and the Lenders. Each determination of the Leverage Ratio and each Applicable Margin by the Agent in accordance with this definition shall be conclusive and binding on the Borrowers and the Lenders absent manifest error.

         "Arranger" means First Chicago Capital Markets, Inc.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Asset Disposition" means any sale, lease or other disposition of any asset of Industries or any Subsidiary in a single transaction or in a series of related transactions, other than (a) the sale of inventory in the ordinary course of business, (b) sales, leases or other dispositions (i) by Industries or any Domestic Subsidiary to Industries or any Wholly-Owned Domestic Subsidiary or (ii) by any Foreign Subsidiary to Industries or any Wholly-Owned Subsidiary, (c) sales, leases or other dispositions of used, worn-out or surplus equipment in the ordinary course of business and (d) other sales, leases and dispositions of any Property in a single transaction or series of related transactions to the extent that (x) the fair market value of the Property transferred in any such single transaction or series of related transactions does not exceed $100,000 and (y) the aggregate fair market value of all such Property transferred after the date hereof does not exceed $2,000,000.

         "Asset Purchase" means the sale of certain assets of Kysor pursuant to the Asset Purchase Documents.

         "Asset Purchase Agreement" means that certain Asset Purchase Agreement dated as of February 2, 1997 among Kuhlman Corporation, Transpro Group, Inc., Kysor and certain Subsidiaries of Kysor, as the same may be amended, supplemented or modified after the date hereof in accordance with Section 6.20.

         "Asset Purchase Documents" means the Asset Purchase Agreement and the other documents, certificates and agreements delivered in connection with the Asset Purchase Agreement.

         "Assignment and Acceptance" is defined in Section 12.3.1.

         "Authorized Officer" means, with respect to Industries or any Borrower, any of its chief financial officer, chief executive officer or chief operating officer, acting singly.

         "Available Net Equity Proceeds" is defined in Section 2.9.3.

         "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended or modified from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

         "Booth" means Booth, Inc., a Texas corporation.

         "Borrowers" means, collectively, Group, Delfield, Scotsman Drink, Whitlenge, Frimont, Castel MAC, Kysor and each Additional Borrowing Subsidiary admitted as a borrower hereunder pursuant to Section 2.2(d).

         "Borrowing Date" means a date on which an Advance is made or a Facility Letter of Credit is issued hereunder.

         "Borrowing Notice" is defined in Section 2.10.

         "Bridge Credit Agreement" means that certain Bridge Loan Agreement dated as of March 12, 1997 among Group, Industries, the lenders from time to time party thereto and First Chicago, as Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Required Lenders.

         "Bridge Documents" means "Loan Documents" as such term is defined in the Bridge Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Required Lenders.

         "Bridge Lenders" means the "Lenders" as defined in the Bridge Credit Agreement.

         "Bridge Loan" means the "Loan" as defined in the Bridge Credit
Agreement.

         "Bridge Loan Commitment" means, with respect to the initial Bridge Lender, the obligation of such Bridge Lender to make its Bridge Loan pursuant to the terms and conditions of the Bridge Credit Agreement, as such amount may be modified from time to time pursuant to the terms of the Bridge Credit Agreement. The Bridge Loan Commitment is $85,000,000.

         "Bridge Obligations" means the "Obligations" as such term is defined in the Bridge Credit Agreement.

         "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York, London and for currencies other than Eurodollars, the principal financial center of the country in whose currency the Advance is to be funded, for the conduct of substantially all of their commercial lending activities and on which dealings in the relevant Permitted Currency are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition for value of any asset that is classified on a consolidated balance sheet of Industries and its Subsidiaries prepared in accordance with Agreement Accounting Principles as a fixed or capital asset, excluding (a) the cost of assets acquired under Capitalized Lease Obligations,
(b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, (c) leasehold improvement expenditures for which Industries or a Subsidiary is reimbursed promptly by the lessor and (d) assets acquired pursuant to a merger permitted under Section 6.12 or a Purchase or Investment permitted under Section 6.15.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Castel MAC" means Castel MAC S.p.A., a societa per azioni incorporated with limited liability in the Republic of Italy.

         "Change" is defined in Section 3.3.

         "Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.12, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of thirty percent (30%) or more of the outstanding shares of voting stock of Industries or (b) during any period of twenty-five (25) consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of Industries on the first day of each such period or (ii) subsequently became directors of Industries and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of Industries, to constitute a majority of the board of directors of Industries.

         "Closing Date" means the date on which all conditions precedent to the making of the initial Loans hereunder have occurred and the initial Loans hereunder are made.

         "Closing Transactions" is defined in Section 4.1(e).

         "Code" means the Internal Revenue Code of 1986, as the same may be amended or modified from time to time and any successor thereto or replacement therefor which may be hereafter enacted.

         "Commitment" means, for each Lender, collectively, such Lender's Revolving Loan Commitment and Term Loan Commitment.

         "Commitment Fee" is defined in Section 2.6.

         "Commitment Sublimit" means, with respect to the Foreign Borrowers, the limitation of $70,000,000 on the principal amount of Loans and Facility Letter of Credit Obligations that may be outstanding in respect of such Foreign Borrowers in the aggregate at any time.

         "Compliance Certificate" is defined in Section 6.1(d).

         "Condemnation" is defined in Section 7.8.

         "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for Industries and its Subsidiaries in accordance with Agreement Accounting Principles.

         "Consolidated Current Assets" means, at any time, the current assets other than cash and cash equivalents of Industries and its Subsidiaries at such time determined on a consolidated basis in accordance with Agreement Accounting Principles.

         "Consolidated Current Liabilities" means, at any time, the current liabilities of Industries and its Subsidiaries at such time other than the current portion of all long-term Indebtedness and any Revolving Loans included in those current liabilities of Industries and its Subsidiaries at such time determined on a consolidated basis in accordance with Agreement Accounting Principles.

         "Consolidated Income Tax Expense" means, for any period, total income tax expense of Industries and its Subsidiaries, whether paid or accrued, deducted in determining Net Income of Industries and its Subsidiaries on a consolidated basis for such period, all as determined in accordance with Agreement Accounting Principles.

         "Consolidated Interest Expense" means for any period, total interest expense of Industries and its Subsidiaries, whether paid or accrued, deducted in determining Net Income of Industries and its Subsidiaries on a consolidated basis for such period, all as determined in accordance with Agreement Accounting Principles.

         "Consolidated Net Worth" means at any date the consolidated stockholders' equity of Industries and its Subsidiaries determined in accordance with Agreement Accounting Principles, without giving effect to any changes in the accumulated translation adjustments account of any such Person (on a cumulative basis) after December 29, 1996.

         "Consolidated Person" means, for the taxable year of reference, each Person which is a member of the affiliated group of Industries if Consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which Industries or any Subsidiary is a member for state income tax purposes.

         "Consolidated Total Indebtedness," on any date, means all Indebtedness of Industries and its Subsidiaries (without duplication) described in clauses
(a) through (f) of the definition of "Indebtedness" set forth herein.

         "Consolidated Working Capital" means the excess of Consolidated Current Assets over Consolidated Current Liabilities.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit, but excluding any endorsements of other items for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Industries or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Conversion/Continuation Notice" is defined in Section 2.11.

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

         "Current Dollar Equivalent" shall mean at any date, (a) with respect to Advances denominated in Dollars, the principal amount outstanding as of such date and (b) with respect to Advances denominated in an Alternative Currency, the amount of Dollars into which the principal amount of such Advance outstanding as of such date may be converted at the spot rate at which Dollars are offered to the Agent in London for the Alternative Currency in which such Advance is denominated in an amount comparable to the amount of such Advance at approximately 11:00 a.m. (London time) on the second Business Day prior to such date. Determination of the Current Dollar Equivalent of Facility Letter of Credit Obligations shall be made using the procedures set forth above, but based upon the outstanding amount thereof in the Permitted Currency in which such obligations have accrued.

         "Default" means an event described in Article VII.

         "Delfield" means The Delfield Company, a Delaware corporation.

         "DFC" means DFC Holding Corporation, a Delaware corporation.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "Dollar Amount" shall mean (a) with respect to each Advance to be made, continued or converted in Dollars, the principal amount thereof and (b) with respect to each Advance to be made, continued or converted in an Alternative Currency, the amount of Dollars into which the principal amount of such Advance may be converted at the spot rate at which Dollars are offered to the Agent in London for the Alternative Currency in which such Advance is to be denominated in an amount comparable to the amount of such Advance at approximately 11:00 a.m. (London time) two (2) Business Days before such Advance is to be made, continued or converted, as the case may be.

         "Domestic Subsidiary" means a Subsidiary organized under the laws of the United States or any political subdivision or any agency, department or instrumentality thereof.

         "Domestic Transfer" means any (a) payment of a dividend by any Foreign Subsidiary to Industries or any Domestic Subsidiary, (b) sale, lease or other disposition of Property in which (i) assets are transferred or services are rendered by any Foreign Subsidiary to Industries or any Domestic Subsidiary for less then fair market value or (ii) assets are transferred or services are rendered by Industries or any Domestic Subsidiary to any Foreign Subsidiary for greater than fair market value, (c) any repayment by any Foreign Subsidiary to Industries or any Domestic Subsidiary of any Investment thereby or (d) any sale of assets or stock of any Foreign Subsidiary by Industries or any Domestic Subsidiary. For the purposes of clause (b) of this definition: (x) the fair market value of each sale, lease or other disposition of manufactured products shall be equal to the sum of (i) the variable costs of manufacturing such product (determined in each case in accordance with the methods used as of the date hereof by the Foreign Subsidiaries to determine such variable costs) plus
(ii) ten percent (10%) of such variable costs; and (y) any royalty charged by any Foreign Subsidiary to Industries or a Domestic Subsidiary for the use of a trademark, trade name or service mark shall be deemed to have been charged at fair market value.

         "Double Taxation Treaty" means a treaty by virtue of which a Lender is entitled to receive payments of interest under this Agreement without any deduction or withholding in respect of United Kingdom Taxes.

         "EBITDA" means, for any period, on a consolidated basis for Industries and its Subsidiaries, the sum of the amounts for such period of (a) Net Income of Industries and its Subsidiaries, plus (b) Consolidated Income Tax Expense, plus (c) Consolidated Interest Expense, plus (d) depreciation expense, plus (e) amortization expense, including amortization of goodwill and other intangible assets, plus (f) other non-cash charges, minus (g) interest income, minus (h) equity in income of Affiliates of Industries or any of its Subsidiaries that are included in the consolidated financial statements of Industries using the equity method of accounting (in the case of clauses (b) through

(h) above, to the extent reflected in determining Net Income of Industries and its Subsidiaries for such period).

         "EBITDAR" means, for any period, the sum of (a) EBITDA plus (b)
Rentals.

         "Entitled Person" is defined in Section 2.14(b).

         "Environmental Laws" is defined in Section 5.22.

         "Environmental Permits" is defined in Section 5.22.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended or modified from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

         "Eurocurrency Advance" means an Advance in a Permitted Currency which bears interest at the Eurocurrency Rate, including without limitation, Eurodollar Advances.

         "Eurocurrency Base Rate" means, for any specified Interest Period, the rate of interest per annum determined by the Agent to be the rate at which deposits in the applicable Permitted Currency are offered by the Agent to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for delivery on such day, in the approximate amount of the Agent's pro-rata share of such Eurocurrency Advance and having a maturity equal to such Interest Period.

         "Eurocurrency Loan" means a Loan denominated in a Permitted Currency which bears interest at the Eurocurrency Rate, including without limitation, Eurodollar Loans.

         "Eurocurrency Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurocurrency Base Rate applicable to such Eurocurrency Advance and Interest Period, divided by (ii) either (A) for any Eurodollar Advance, a number equal to one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurocurrency Advance and Interest Period or (B) for any other Eurocurrency Advance, the number one, plus (b) the Applicable Margin. The Eurocurrency Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Eurocurrency Sublimit" means $70,000,000.

         "Eurodollar Advance" means a Eurocurrency Advance denominated in Dollars.

         "Eurodollar Loan" means a loan denominated in Dollars which bears interest at the Eurocurrency Rate.

         "Excess Cash Flow" shall mean, with respect to any fiscal period of Industries and its Subsidiaries, a positive number, if any, equal to (i) Net Income, plus (ii) amortization expense (to the extent deducted in determining such Net Income), plus (iii) depreciation expense (to the extent deducted in determining such Net Income), plus (iv) other non-cash charges (to the extent deducted in determining such Net Income), minus (v) any cash dividends paid by Industries permitted to be paid by this Agreement, plus (or minus) (vi) decreases (or increases) in Consolidated Working Capital from the last day of the preceding fiscal period to the last day of such fiscal period (provided that for the Fiscal Year ending December 31, 1997, decreases (or increases) in Consolidated Working Capital shall be measured from the Closing Date using the Opening Financial Statements to December 31, 1997), minus (vii) the aggregate amount actually paid in cash by the Borrower and its Subsidiaries during such fiscal period for Capital Expenditures, minus (viii) all principal repayments and prepayments of the Loans and the Bridge Loans made during such fiscal period (including prepayments made pursuant to Section 2.9.2) provided that repayments or prepayments of Revolving Loans or Swing Line Loans other than pursuant to Section 2.9.4(a) shall not be included in the computation of Excess Cash Flow, minus (ix) all regularly scheduled principal payments made during such fiscal period in respect of other Indebtedness for borrowed money (other than the Loans and the Bridge Loans) to the extent such Indebtedness and payments are permitted to be incurred and made by this Agreement, minus (x) the aggregate amount of cash and cash equivalents on the balance sheet of all of the Foreign Subsidiaries of Industries on a consolidated basis up to $25,000,000 as of the last day of such fiscal period.

         "Excess Cash Flow Amount" is defined in Section 2.9.2.

         "Excess Interest" is defined in Section 2.12(b).

         "Excluded Taxes" is defined in Section 3.1(a).

         "Existing Letter of Credit" means that certain letter of credit no. 00326192 issued by First Chicago to NBD Bank, N.A., as the beneficiary, for the account of Delfield in connection with a letter of credit issued by NBD Bank, N.A. for the account of Delfield in connection with workers' disability compensation in the State of Michigan.

         "Facility Letter of Credit" means any letter of credit denominated in Dollars or any Alternative Currency and issued at the request of any Borrower and for the account of such Borrower in accordance with Section 2.23.1, including without limitation the IRB Facility Letter of Credit.

         "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrowers with respect to Facility Letters of Credit, including the sum of (a) Facility Letter of Credit Reimbursement Obligations and (b) the aggregate undrawn face amount of outstanding Facility Letters of Credit.

         "Facility Letter of Credit Reimbursement Obligations" means, at any time, the aggregate (without duplication) of the obligations of the Borrowers to the Lenders, the Issuers and the Agent under all Reimbursement Agreements and otherwise in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuers and/or the Agent under or in respect of draws made under Facility Letters of Credit.

         "Facility Letter of Credit Sublimit" means $40,000,000.

         "Facility Termination Date" means the later of the Revolving Loan Termination Date or the Term Loan Termination Date.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Financial Contract" means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any agreements, devices or arrangements (other than promissory notes based on customary market interest rate indices) providing for payments related to fluctuations of commodity prices, interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

         "Financial Statements" is defined in Section 5.5.

         "First Chicago" means The First National Bank of Chicago in its individual capacity and its successors.

         "Fiscal Quarter" means one of the four 13 week (or, with respect to the fourth such period in each Fiscal Year which has 53 weeks, 14 week) accounting periods in each Fiscal Year.

         "Fiscal Year" means the accounting period ending on the Sunday nearest to December 31 of each year.

         "Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDAR minus Capital Expenditures to (b) Fixed Charges, in each case determined as of the last day of such Fiscal Quarter for the period of four (4) consecutive Fiscal Quarters most recently ended on or prior to such date (except as otherwise provided in Section 6.25.2).

         "Fixed Charges" means, for any period, without duplication, the sum of
(a) Consolidated Interest Expense, plus (b) regularly scheduled principal payments made with respect to the Term Loans and the Revolving Loans (with respect to Revolving Loans, including only such payments made due to scheduled commitment reductions during such period) and regularly scheduled principal payments made with respect to all other Indebtedness of Industries and its Subsidiaries during such period, plus (c) Consolidated Income Tax Expense, plus
(d) Rentals, plus (e) cash dividends paid during such period by Industries or any of its Subsidiaries, minus (f) cash dividends received during such period by Industries or any of its Subsidiaries.

         "Floating Rate" means, for any day, a rate of interest per annum equal to the sum of (a) the higher of (i) the Corporate Base Rate for such day, and
(ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum plus (b) the Applicable Margin.

         "Floating Rate Advance" means an Advance in Dollars which bears interest at the Floating Rate.

         "Foreign Asset" means any Property of Industries or any of its Subsidiaries that is located outside of the United States, or is used or to be used in operations of Industries or any of its Subsidiaries outside of the United States.

         "Foreign Borrowers" means, at any time, collectively, the Borrowers hereunder which are Foreign Subsidiaries and "Foreign Borrower" means a reference to any one of them.

         "Foreign Guarantor" means any Foreign Subsidiary which at the relevant time of determination (i) is party to a Guaranty and (ii) is a Wholly-Owned Subsidiary of Industries.

         "Foreign Person" means a Person organized under the laws of any jurisdiction other than the United States or any political subdivision or any agency, department or instrumentality thereof.

         "Foreign Plan" means any Plan that is not subject to Title I of ERISA by reason of Section 4(b)(4) of ERISA.

         "Foreign Subsidiary" means a Subsidiary which is not a Domestic Subsidiary.

         "Frimont" means Frimont S.p.A., a societa per azioni incorporated with limited liability in the Republic of Italy.

         "Governmental Agency" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

         "Group" means Scotsman Group Inc., a Delaware corporation.

         "Guaranties" means, collectively, (a) those certain Guaranties in the form of Exhibit A-1 hereto, duly executed and delivered by Industries and each Guarantor which is a Domestic Subsidiary and (b) those certain Guaranties in the form of Exhibit A-2 hereto, duly executed and delivered by each Guarantor which is a Foreign Subsidiary, in each case in favor of the Agent, on behalf of the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "Guarantors" means, collectively, Industries, Group, Delfield, DFC, Scotsman Drink, Whitlenge, Frimont, Castel MAC, Kysor, Booth and the other Persons that execute Guaranties in accordance with Section 6.28 hereof.

         "Hazardous Materials" is defined in Section 5.22.

         "Hedging Agreements" means any and all interest rate, exchange rate and commodity price protection agreements, including, without limitation, any interest rate and exchange rate swaps, caps, floors, collars and similar agreements and commodity swaps and commodity options.

         "HI Indemnity" means that certain Indemnity Agreement dated April 14, 1989 between Group and Household International, Inc.

         "Indebtedness" of a Person means (without duplication) such Person's
(a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens (other than Liens described under Section 6.16(a)-(d)) or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments,
(e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) Rate Hedging Obligations and (h) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit, in each case other than Indemnified Debt.

         "Indemnified Debt" means all Indebtedness as to which Industries and its Subsidiaries are indemnified against pursuant to the HI Indemnity and as to which any claims for indemnification thereunder are actually paid to such Persons within one (1) year following the making of any claim therefor.

         "Industries" means Scotsman Industries, Inc., a Delaware corporation.

         "Intercompany Note" means a revolving note payable on demand executed by a Foreign Subsidiary payable to the order of Group evidencing all Indebtedness owed by such Foreign Subsidiary to Group as required pursuant to
Section 6.11(f).

         "Interest Period" means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by Group pursuant to this Agreement; provided, however, that for the first ninety (90) day period after the Closing Date, no Interest Period shall exceed fourteen (14) days in length. Such Interest Period (other than any Interest Period which is fourteen (14) days or less in length) shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

         "IRB Facility Letter of Credit" means that certain $9,597,645.82 Letter of Credit issued by First Chicago, as of the date hereof in connection with the $9,250,000 Industrial Revenue Refunding Bonds Series 1988 (King-Seeley Thermos Co. Project), as amended, restated, supplemented or modified from time to time.

         "IRB Facility Letter of Credit Documents" means the IRB Facility Letter of Credit, that certain Reimbursement Agreement dated as of the date hereof between First Chicago, and Group, as amended, supplemented or modified from time to time, and the other documents and agreements executed in connection therewith.

         "Issuer" means the Lender which has been requested by Group to act as the issuer of a Facility Letter of Credit.

         "Judgment Currency" is defined in Section 2.14(b).

         "Kysor " means Kysor Industrial Corporation, a Michigan corporation.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and permitted assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Leverage Ratio" means, with respect to Industries on a consolidated basis with its Subsidiaries, at any date, the ratio of (a) the Consolidated Total Indebtedness of Industries and its Subsidiaries at such date to (b) EBITDA for the period of four (4) consecutive Fiscal Quarters most recently ended on or prior to such date (except as otherwise provided in Section 6.25.3).

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, collateral assignment, encumbrance or other security agreement or similar arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1, 2.2 or Section 2.3, as applicable, and "Loans" means, collectively, with respect to the Lenders, all Term Loans, all Revolving Loans and all Swing Line Loans whether made or continued as or converted to Floating Rate Loans or Eurocurrency Loans.

         "Loan Documents" means this Agreement, the Notes, the Guaranties, the Pledge Agreement, the Reimbursement Agreements, the IRB Facility Letter of Credit Documents, each Agreement of Joinder and the other documents and agreements contemplated hereby and executed by the Borrowers and the Guarantors in favor of the Agent or any Lender or otherwise in connection with any Facility Letter of Credit, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "Loan Party" means each of Industries, Group, DFC, Delfield, Scotsman Drink, Whitlenge, Frimont, Castel MAC, Kysor, Booth, each Additional Borrowing Subsidiary and each other Person that executes a Guaranty pursuant to Section
6.28 hereof.

         "Margin Stock" has the meaning assigned to that term under Regulation
U.

         "Material Adverse Effect" means (a) a material adverse effect on (i) the business, Property, condition (financial or other), performance or results of operations of Industries and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to repay when due any of their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder and (b) a "Material Adverse Effect" as such term is defined in the Bridge Credit Agreement.

         "Material Foreign Asset" is defined in Section 6.15.

         "Maximum Rate" is defined in Section 2.12(b).

         "Merger" means the merger of Acquisition Co. with and into Kysor pursuant to the Acquisition Documents.

         "Merger Date" means the date on which the Merger shall be consummated.

         "Multiemployer Plan" means a Plan which is a " multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

         "Net Available Proceeds" means, with respect to the Transportation Sale or any other Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or receivable, but excluding any other consideration received in the form of assumption by the acquiring Person of debt or other obligations relating to the properties or assets so disposed of or received in any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, net of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and all federal, state, local and other taxes required to be accrued as a liability as a consequence of such transactions and of all payments made by Industries or any of its Subsidiaries on any Indebtedness which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must by the terms of such

Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law be repaid out of the proceeds from such Asset Disposition.

         "Net Debt Proceeds" means all cash proceeds received by Industries or any of its Subsidiaries from the incurrence of, or the issuance of any instruments relating to, any Indebtedness (other than Indebtedness borrowed by the Borrowers under this Agreement or permitted to be borrowed by Industries or any Subsidiary of Industries pursuant to Section 6.11), in each case net of underwriting discounts, commissions and other reasonable costs and expenses directly attributable to such incurrence or issuance.

         "Net Equity Proceeds" shall mean all cash proceeds received by Industries or any of its Subsidiaries from any capital contribution or the issuance of any common stock, preferred stock, warrant or other equity securities (other than (a) the issuance of common stock, preferred stock, warrants or other equity securities of Industries upon exercise of stock options issued to employees or directors of Industries or any of its Subsidiaries pursuant to an employee stock option plan or other employee compensation plan approved by the Board of Directors of Industries, but only to the extent the cash proceeds from any such issuances of common stock do not exceed $5,000,000 in the aggregate after the Closing Date and (b) any capital contribution by Industries or any of its Subsidiaries to any Subsidiary of Industries, or any issuance of common stock, preferred stock, warrant or other equity security to Industries or any of its Subsidiaries by any Subsidiary of Industries, but only to the extent such capital contribution or issuance is permitted by the terms of this Agreement), net of any brokerage commissions and any other reasonable costs or expenses directly attributable to such issuance.

         "Net Income" means, for any period, with respect to Industries on a consolidated basis with its Subsidiaries, cumulative net income earned during such period determined in accordance with Agreement Accounting Principles.

         "Notes" means the Revolving Notes, the Swing Line Notes and the Term Notes.

         "Notice of Assignment" is defined in Section 12.3.2.

         "Notice of Issuance" is defined in Section 2.23.4.

         "Notice of Swing Line Loan" has the meaning provided in Section 2.3.2 hereof.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrowers with respect to Facility Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under any of the Loan Documents and any Rate Hedging Obligations or foreign exchange contracts of the Borrowers owing to the Agent or any Lender.

         "Opening Financial Statements" is defined in Section 5.5.

         "Participants" is defined in Section 12.2.1.

         "Payment Date" means the fifteenth (15th) day of each calendar month.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

         "Permitted Currencies" shall mean (a) Dollars with respect to Floating Rate Advances and (b) Dollars or any Alternative Currency with respect to Eurocurrency Advances.

         "Person" means any natural person, corporation, firm, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which Industries or any member of the Controlled Group may have any liability.

         "Pledge Agreement" means that certain Note Pledge Agreement dated as of the date hereof between Group and the Agent, as amended, restated, supplemented or modified from time to time.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Pro Rata Shares" means:

                          (i) with respect to all payments, computations and determinations relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (A) the outstanding principal balance of such Lender's Term Loan (or the amount of such Lender's Term Loan Commitment, if the Term Loans have not been made) by (B) the aggregate outstanding principal balance of the Term Loans (or the Aggregate Term Loan Commitment, if the Term Loans have not been made),

                          (ii) with respect to all payments, computations and determinations relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or such Lender's interest in Facility Letters of Credit or the Swing Line Loans (including without limitation determinations of the commitment fee under Section 2.6), the percentage obtained by dividing (A) such Lender's Revolving Loan Commitment (or the Current Dollar Equivalent of the outstanding principal balance of such Lender's Revolving Loans and all Facility Letter of Credit Obligations in which such Lender has an interest, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement) by (B) the Aggregate Revolving Loan Commitment (or the Current Dollar Equivalent of the aggregate outstanding principal balance of the Revolving Loans and all Facility Letter of Credit Obligations, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement), and

                          (iii) for all determinations of "Required Lenders" pursuant to the definition of such term herein, with respect to each Lender and each Bridge Lender, the percentage obtained by dividing (A) the sum of (1) the outstanding principal balance of such Lender's Term Loan (or such Lender's Term Loan Commitment, if the Term Loans have not been made), (2) such Lender's Revolving Loan Commitment (or the Current Dollar Equivalent of the outstanding principal balance of such Lender's Revolving Loans and all Facility Letter of Credit Obligations in which such Lender has an interest, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement) and (3) the outstanding principal balance of such Bridge Lender's Bridge Loans (or such Bridge Lender's Bridge Loan Commitment, if the Bridge Loans have not been made) by (B) the sum of (1) the aggregate outstanding principal balance of the Term Loans (or the Aggregate Term Loan Commitment, if the Term Loans have not been made), (2) the Aggregate Revolving Loan Commitment (or the Current Dollar Equivalent of the aggregate outstanding principal balance of the Revolving Loans and all Facility Letter of Credit Obligations, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement) and (3) the aggregate outstanding principal balance of the Bridge Loans (or the Bridge Loan Commitment, if the Bridge Loans have not been made).

                          (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing (A) the sum of (1) the outstanding principal balance of such Lender's Term Loan (or such Lender's Term Loan Commitment, if the Term Loans have not been made) and (2) such Lender's Revolving Loan Commitment (or the Current Dollar Equivalent of the aggregate outstanding principal balance of such Lender's Revolving Loans and all Facility Letter of Credit Obligations in which such Lender has an interest, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement) by (B) the sum of (1) the aggregate outstanding principal balance of the Term Loans (or the Aggregate Term Loan Commitment, if the Term Loans have not been made) and (2) the Aggregate Revolving Loan Commitment (or the Current Dollar Equivalent of the aggregate outstanding principal balance of the Revolving Loans and all Facility Letter of Credit Obligations, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement).

         "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Industries or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

         "Purchasers" is defined in Section 12.3.1.

         "Qualifying Lender" means a Lender which is:

                 (a) (i) a "bank" within the meaning of Section 840A of the English Income and Corporation Taxes Act 1988;

                          (ii) at the time interest is paid, beneficially entitled to that interest and within the charge to UK corporation tax with respect to such interest for the purposes of Section 349(3) of the Income and Corporation Taxes Act 1988;

                          (iii) properly takes any interest received by it in the United Kingdom under this Agreement into account as a trading receipt of such banking business; and

                          (iv) makes and books its Loans to UK Borrowers through a Lending Installation located in the United Kingdom; or

                 (b)  a Lender to which a Double Taxation Treaty applies;

and for the purposes of this definition, if a Lender is a Qualifying Lender in respect of one or more of its Lending Installations, but not in respect of the Lending Installation which makes and books the Loan in question to a UK Borrower, then such Lender shall not be deemed to be a Qualifying Lender with respect to such Loan; provided, that if any of the acts or regulations referenced in clause (a) is amended or repealed, this definition shall be amended in such manner as the Agent and the Lenders, after consultation with Group, shall determine to be necessary in order to define the persons of the relevant equivalent category.

         "Rate Hedging Obligations" of a Person means any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing, determined with respect to interest rate agreements, by multiplying two percent (2%) of the notional amount thereof times the number of years remaining to maturity.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

         "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

         "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

         "Reimbursement Agreement" means a reimbursement agreement, substantially in such form as the Issuer may employ in the ordinary course of its business, with such modifications thereto as may be agreed upon by the Issuer and Group; provided, however, that in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

         "Release" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section Section 39601 et seq.

         "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any operating lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

         "Replacement Lender" is defined in Section 3.7.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty
(30) days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

         "Required Lenders" means Lenders and Bridge Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66-2/3%). For the purposes of this definition, in addition to Revolving Loans that are actually outstanding, each Lender with a Revolving Loan Commitment shall be deemed to have outstanding Revolving Loans in an amount equal to its Pro Rata Share of any outstanding Facility Letter of Credit Obligations.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on "Eurocurrency Liabilities" with a maturity equal to that of such Eurodollar Advance for such Interest Period.

         "Revolving Loan" is defined in Section 2.2.

         "Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Facility Letters of Credit pursuant to the terms and conditions of this Agreement not exceeding the amount set forth on
Schedule 1.1 to this Agreement opposite its name thereon, or in the Assignment and Acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or modified to give effect to any applicable Assignment and Acceptance.

         "Revolving Loan Obligations" means, at any particular time, the sum of
(i) the outstanding principal amount of the Revolving Loans at such time, plus
(ii) the outstanding principal amount of the Swing Line Loans at such time, plus (iii) the Facility Letter of Credit Obligations at such time.

         "Revolving Loan Termination Date" means the earlier of (a) March 12, 2004 and (b) the date of termination of the Commitments pursuant to Section 2.6(b) or Section 8.1.

         "Revolving Note" means a revolving credit note in substantially the form of Exhibit B-1 hereto, with appropriate insertions, duly executed and delivered to the Agent by each Borrower and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such promissory note and "Revolving Notes" means all such notes collectively.

         "Risk-Based Capital Guidelines" is defined in Section 3.3.

         "Scotsman Drink" means Scotsman Drink Limited, a private company limited by shares registered in England.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Senior Debt" means any Indebtedness of Industries or any of its Subsidiaries which ranks pari passu to the Indebtedness under the Loan Documents and which is permitted to be incurred pursuant to Section 6.11.

         "Senior Debt Documents" means all agreements evidencing Senior Debt.

         "Senior Notes" is defined in Section 4.1(p).

         "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by Industries or any member of the Controlled Group for employees of Industries or any member of the Controlled Group, other than a Multiemployer Plan.

         "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by Industries), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

         "Specified Currency" is defined in Section 2.14(b).

         "Specified Place" is defined in Section 2.14(b).

         "Subsidiary" of a Person means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Industries. Notwithstanding the foregoing, "Subsidiary" shall not include the joint venture, Shenyang Scotsman-Xinle Refrigeration Manufacturing Co. Ltd., between Group and Xinle Precision Machinery Company entered into for the purpose of producing commercial ice machines for sale in the People's Republic of China (the "Joint Venture"), but only so long as the Joint Venture (together with any Subsidiaries thereof) shall have aggregate assets of less than $10,000,000.

         "Substantial Annual Portion" means, with respect to the Property of Industries and its Subsidiaries, Property which (a) (as such Property is measured by its book value) represents more than ten percent (10%) of the consolidated assets of Industries and its Subsidiaries, as would be shown in the consolidated financial statements of Industries and its Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than ten percent (10%) of the consolidated net sales or of the consolidated Net Income of Industries and its Subsidiaries for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination; provided, that, if the Transportation Sale is consummated on or before the Closing Date or within forty- five (45) days after the Closing Date, then the Property subject to the Transportation Sale shall not be included as Property in determining the Substantial Annual Portion and if the Transportation Sale is not consummated within forty-five days after the Closing Date, then the Property subject to the Transportation Sale shall be included in all determinations of Substantial Annual Portion from and after the last day of such forty-five day period.

         "Substantial Cumulative Portion" means, with respect to the Property of Industries and its Subsidiaries, Property which (a) (as such Property is measured by its book value) represents more than twenty percent (20%) of the consolidated assets of Industries and its Subsidiaries, as would be shown in the consolidated financial statements of Industries and its Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which determination thereof is made, or (b) is responsible for more than twenty percent (20%) of the consolidated net sales or of the consolidated Net Income of Industries and its Subsidiaries for the period commencing on the Closing Date and ending as of the end of the Fiscal Quarter next preceding the date of determination; provided, that, if the Transportation Sale is consummated on or before the Closing Date or within forty-five (45) days after the Closing Date, then the Property subject to the Transportation Sale shall not be included as Property in determining the Substantial Cumulative Portion and if the Transportation Sale is not consummated within forty-five days after the Closing Date, then the Property subject to the Transportation Sale shall be included in all determinations of Substantial Cumulative Portion from and after the last day of such forty-five day period.

         "Swing Line Commitment" means $20,000,000, as the same may be reduced pursuant to the terms of this Agreement.

         "Swing Line Lender" means First Chicago.

         "Swing Line Loan" is defined in Section 2.3.1 hereof.

         "Swing Line Note" means a promissory note, in substantially the form of Exhibit B-2 hereto, duly executed by each Borrower which is a Domestic Subsidiary and payable to the order of the Swing Line Lender in the amount of the Swing Line Commitment, including any amendment, restatement, modification, renewal or replacement of such Swing Line Note.

         "Taxes" is defined in Section 3.1(a).

         "Term Loan" is defined in Section 2.1.

         "Term Loan Commitment" means, with respect to any Lender, the obligation of such Lender to make its Term Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Term Loan Commitment" on Schedule 1.1 hereof opposite its name thereon, or in the Assignment and Acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or modified to give effect to any applicable Assignment and Acceptance.

         "Term Loan Termination Date" means March 12, 2004.

         "Term Note" means a promissory note, in substantially the form of Exhibit B-3 hereto, duly executed by Group and payable to the order of a Lender in the amount of its Term Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such Term Note.

         "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Industries or any other member of the Controlled Group from such Plan during a plan year in which Industries or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under
Section 4062(e) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan, (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan, (f) the partial or complete withdrawal by Industries or any other member of the Controlled Group from a Multiemployer Plan, (g) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA or (h) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         "Transaction Documents" means the Loan Documents, the Bridge Documents, the Acquisition Documents, the Asset Purchase Documents and all other documents executed in connection with the Transportation Sale.

         "Transferee" is defined in Section 12.4.

         "Transportation Sale" means the Asset Purchase or, if the Asset Purchase is not consummated, the sale or other disposition of all of the properties, assets, rights, claims and goodwill relating exclusively to the Business (as defined in the Asset Purchase Agreement).

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurocurrency Advance.

         "UK Borrower" means any Borrower treated, for the purposes of United Kingdom Taxes and for the purposes of eligibility for benefits under the relevant Double Tax Treaty between the United Kingdom and the country of residence of the relevant Lender, as resident in the United Kingdom.

         "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions used in determining the Plans' normal cost for purpose of
Section 412(b)(2)(A) of the Code.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "WAL" means Whitlenge Acquisition, Ltd., a private company limited by shares registered in England.

         "Whitlenge" means Whitlenge Drink Equipment Limited, a private company limited by shares registered in England.

         "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Each accounting term referenced herein shall be determined in accordance with Agreement Accounting Principles as in effect as of the date hereof unless otherwise specified.

                                   ARTICLE II

                                  THE CREDITS

         2.1. Term Loan. (a) Subject to the terms and conditions set forth in this Agreement, each Lender having a Term Loan Commitment severally and not jointly agrees to make a single term loan on the Closing Date, in Dollars, to Group in an amount equal to such Lender's Term Loan Commitment (each such term loan a "Term Loan"). The Term Loan of each Lender shall be made by each Lender on the Closing Date simultaneously and ratably in accordance with their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan hereunder, nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of any such failure. Any unutilized Term Loan Commitment shall expire simultaneously with the making of the Term Loans on the Closing Date.

                 (b) On the Closing Date, Group shall deliver a Borrowing Notice to the Agent. Such Borrowing Notice shall also specify (i) the aggregate amount of the Term Loans and (ii) instructions for the disbursement of the proceeds of the Term Loans. Subject to the Agent receiving the appropriate Borrowing Notice as required pursuant to Section 2.10, the Term Loans shall initially be Floating Rate Loans or Eurodollar Loans, and thereafter may be continued as Floating Rate Loans or converted in whole or in part into or continued as Eurodollar Loans in the manner provided in Section
2.11 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Any Borrowing Notice given pursuant to this
Section 2.1(b) shall be irrevocable.

                 (c) Promptly after the Agent receives the Borrowing Notice under Section 2.1(b) in respect of the Term Loans, the Agent shall notify each Lender of the proposed Term Loan by telex, telecopy, or other similar form of transmission. Each Lender shall deposit an amount equal to its Pro Rata Share of the Term Loans with the Agent at its office in Chicago, Illinois, in immediately available funds, on the Closing Date specified in the Borrowing Notice. Subject to the fulfillment of the conditions precedent set forth in Article IV, the Agent shall make the proceeds of such amounts received by it available to Group at the Agent's office in Chicago, Illinois on such Closing Date and shall disburse such proceeds in accordance with the Group's disbursement instructions set forth in such Borrowing Notice. Any Lender's failure to deposit the amount described above with the Agent on the Closing Date shall not relieve any other Lender of its obligation to make its Term Loans on the Closing Date.

                 (d) (i) The Term Loans shall be repaid in semi-annual installments commencing on December 31, 1997 and continuing thereafter until the Term Loan Termination Date. The installments shall be in the aggregate amounts set forth below on the dates set forth below:

                 Installment Date                Installment Amount
                 ----------------          ------------------------
                   12/31/97                        $10,000,000
                   06/30/98                        $ 7,500,000
                   12/31/98                        $ 7,500,000
                   06/30/99                        $ 7,500,000

                   12/31/99                        $ 7,500,000
                   06/30/00                        $12,500,000
                   12/31/00                        $12,500,000
                   06/30/01                        $12,500,000
                   12/31/01                        $12,500,000
                   06/30/02                        $15,000,000
                   12/31/02                        $15,000,000
                   06/30/03                        $15,000,000
             Term Loan Termination Date    $15,000,000

                 (ii) Notwithstanding the foregoing clause (i), the final installments shall be in the amount of the then outstanding principal balance of the Term Loan. In addition, the then outstanding principal balance of the Term Loan shall be due and payable on the Term Loan Termination Date. No installment of any Term Loan shall be reborrowed once repaid.

                 (iii) In addition to the scheduled payment on the Term Loan, Group may make the voluntary prepayments described in Section 2.8 and shall make the mandatory prepayments prescribed in Section 2.9, for credit against such scheduled payments on the Term Loans pursuant to
         Section 2.9.

         2.2. Revolving Loans. (a) From and including the Closing Date to but not including the Revolving Loan Termination Date, each Lender having a Revolving Loan Commitment severally and not jointly agrees, subject to the terms and conditions set forth in this Agreement, to make Revolving Loans in any one or more of the Permitted Currencies to the Borrowers from time to time in amounts, based on the Dollar Amount of any Revolving Loans outstanding in Dollars and the Dollar Amount of any Revolving Loans outstanding in Alternative Currencies, not to exceed in the aggregate at any one time outstanding the amount of (i) its Revolving Loan Commitment existing at such time minus (ii) its Pro-Rata Share of Facility Letter of Credit Obligations then outstanding minus (iii) the amount of its Pro Rata Share of Swing Line Loans at such time (each individually, a "Revolving Loan" and collectively, the "Revolving Loans"); provided, that, no Revolving Loan shall be made to any Foreign Borrower hereunder if, after giving effect to all Revolving Loans made to all of the Foreign Borrowers, the aggregate Revolving Loan Obligations of the Foreign Borrowers would exceed the Commitment Sublimit. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. For purposes of this Agreement, Revolving Loans in Alternative Currencies shall be determined, denominated and redenominated as set forth in Section 2.22 hereof.

             (b) Group hereby agrees that if at any time, after determining the Current Dollar Equivalent thereof, the sum of the aggregate balance of the Revolving Loans made to the Foreign Borrowers plus the aggregate Facility Letter of Credit Obligations owing by all Foreign Borrowers exceeds the Commitment Sublimit, then in any such case, Group shall or shall cause the Foreign Borrowers to repay immediately the outstanding Revolving Loans in an amount as may be necessary to eliminate such excess. Group hereby further agrees that if at any time, after determining the Current Dollar Equivalent thereof, the aggregate balance of the Revolving Loan Obligations exceeds the Aggregate Revolving Loan Commitment, then in any such case, Group shall or shall cause the Borrowers to repay immediately the outstanding Revolving Loans and Swing Line Loans in such amount as may be necessary to eliminate any such excess; provided, that if (x) an excess remains after repayment of all outstanding Revolving Loans and Swing Line Loans or (y) the aggregate Facility Letter of Credit Obligations outstanding exceeds the Facility Letter of Credit Sublimit, then Group shall or shall cause the other Borrowers to cash collateralize the Facility Letter of Credit Obligations in such amount as may be necessary to eliminate such excess. Such cash collateralization shall be provided to the Agent, for the benefit of the Lenders, pursuant to documentation in form and substance acceptable to the Agent.

             (c) The Revolving Loans shall mature, and the outstanding principal amount thereof and the unpaid accrued interest thereon shall be due and payable, on the Revolving Loan Termination Date.

             (d) Group may at any time make a request to the Agent (on behalf of the Lenders) that any Subsidiary that is a Wholly-Owned Subsidiary of Industries be admitted as a borrower to borrow Revolving Loans under this Agreement. If the Agent and each Lender consent to such request, and in the case of the Lenders, if they notify the Agent in writing of such consent, the Agent may enter into an Agreement of Joinder with Group (for itself and on behalf of the other then existing Borrowers) and such Subsidiary. Upon execution and delivery of such Agreement of Joinder by such Subsidiary, Group and the Agent, subject to the terms thereof and of this Section 2.2(d) and provided such Subsidiary has delivered a Guaranty or an Intercompany Note pursuant to Section 6.28, such Subsidiary shall become a Borrower hereunder and shall become a party to this Agreement. The Agent shall notify each Lender of such request and the execution of such Agreement of Joinder.

         2.3.    Swing Line Loans.

             2.3.1 Making of Swing Line Loans. (a) Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees, at any time and from time to time on and after the Closing Date and prior to the Revolving Loan Termination Date, to make a loan or loans on a revolving basis, in Dollars, each, a "Swing Line Loan") to the Borrowers which are Domestic Subsidiaries, which Swing Line Loans in the aggregate shall not exceed at any time the Swing Line Commitment; provided that no Swing Line Loan shall be made hereunder if, after giving effect to any Swing Line Loan and the use of proceeds thereof, the aggregate outstanding balance of Revolving Loan Obligations would exceed the Aggregate Revolving Loan Commitment. Notwithstanding the foregoing, no Swing Line Loans shall be made hereunder if, after giving effect to any Swing Line Loan and the use of proceeds thereof, the aggregate outstanding principal amount of Swing Line Loans would exceed the Swing Line Commitment, or to the extent that the Swing Line Commitment of the Swing Line Lender would exceed the Revolving Loan Commitment of such Lender at such time. The Swing Line Commitment shall terminate on the Revolving Loan Termination Date without further action being required on the part of the Agent or the Swing Line Lender. No more than five (5) Swing Line Loans shall be outstanding at any time.

             (b) Swing Line Loans may, subject to the terms of this Agreement, be repaid and reborrowed. All Swing Line Loans shall be made as Floating Rate Loans and shall not be entitled to be converted into Eurodollar Loans. Swing Line Loans made on any date shall be in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.

             (c) If after giving effect to any assignment pursuant to Section
12.3 or reduction in Revolving Loan Commitments pursuant to the terms of this Agreement, the remaining Commitment of the Swing Line Lender is less than the Swing Line Commitment, the Swing Line Commitment shall be permanently reduced by an amount equal to such difference.

             (d) Whenever any Borrower which is a Domestic Subsidiary desires to make a borrowing of Swing Line Loans under Section 2.3.1, Group shall give the Agent and the Swing Line Lender (no later than 1:00 p.m. (Chicago time) on the proposed date for such Advance) notice by telephone (confirmed promptly in writing) or notice in writing of such Advance (a "Notice of Swing Line Loan"), which shall be irrevocable and shall specify (i) the aggregate principal amount of the Swing Line Loans to be made pursuant to such Advance, (ii) the date of such Advance (which shall be a Business Day), (iii) the maturity date for such Swing Line Loan (which shall be on demand and in any event no later than seven days after the making thereof or, if earlier, the Revolving Loan Termination
Date), (iv) the Borrower (which shall be a Domestic Subsidiary) which is to receive such Advance and the account to which such Advance is to be funded and
(v) confirming that such Swing Line Loan shall be a Floating Rate Loan.

             2.3.2  Conversions of and Participations in Swing Line Loans.

             (a) The Swing Line Lender shall, in its sole and absolute discretion, be entitled to require an Advance of Revolving Loans hereunder, the proceeds of which shall be applied to the pro rata prepayment of all Swing Line Loans then outstanding by giving notice (by telephone promptly confirmed in writing or in writing) to the Agent, Group and the Lenders to such effect, which notice shall set forth the aggregate outstanding principal amount of such Swing Line Loans. Upon the giving of such notice, the Borrowers shall be deemed to have timely given a Borrowing Notice to the Agent requesting Revolving Loans which are Floating Rate Loans on the Business Day following such notice, Group shall, on such date, make Revolving Loans which are Floating Rate Loans in the amount of such Swing Line Loans, the proceeds of which shall be applied by the Agent to the prepayment of such Swing Line Loans; provided that for the purposes solely of such Advance the conditions precedent set forth in Section 4.2 shall not be applicable. Unless Group shall have notified the Agent and the Swing Line Lender prior to 11:00 a.m. (Chicago time) on the date which is six days following the date on which any Swing Line Loan has been made by the Swing Line Lender that the Borrowers which are Domestic Subsidiaries intend to reimburse the Swing Line Lender with funds other than the proceeds of Revolving Loans, the Agent shall give such notice on behalf of the Swing Line Lender.

             (b) Upon the giving of notice to the following effect to the Agent and each Lender by the Swing Line Lender in its sole and absolute discretion, any deemed Borrowing Notice given under this Section 2.3.2 pursuant to which no Advance has been made shall be deemed cancelled and each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Swing Line Lender a participation in Swing Line Loans made by the Swing Line Lender in an aggregate outstanding principal amount equal to such Lender's Pro Rata Share of the aggregate principal amount of such Swing Line Loans, and shall make available to the Swing Line Lender an amount equal to its respective participation in the Swing Line Lender's Swing Line Loans in Dollars and immediately available funds, at the office of the Swing Line Lender specified by notice to the Agent and each Lender in such notice, not later than 1:00 p.m. (Chicago time) on the second Business Day after the giving of such notice. In the event that any Lender fails to make available to the Swing Line Lender the amount of such Lender's participation as provided in this Section 2.3.2(b), the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the interbank compensation rate set by the Agent for three Business Days and thereafter at the Floating Rate, and the Swing Line Lender shall, until such time as all such amounts have been paid, be deemed to have outstanding a Swing Line Loan in the amount of such unpaid participation for all purposes of this Agreement other than those provisions requiring Lenders to purchase an interest therein. The Swing Line Lender shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.3.2(b) with respect to Swing Line Loans made by the Swing Line Lender such other Lender's Pro Rata Share of all payments received by the Swing Line Lender in respect of such Swing Line Loans when such payments are received.

             (c) The obligations of the Lenders under Section 2.3.2(b) above shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the fact that a Default or Unmatured Default shall have occurred and be continuing or any other circumstance or happening whatsoever.

         2.4. Ratable Loans. Each Advance under Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's Pro Rata Share. Any reduction in the Aggregate Revolving Loan Commitment shall ratably reduce the Revolving Loan Commitment of each Lender.

         2.5. Types of Advances. Subject to the other terms of this Agreement, the Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.10 and 2.11; provided, that (a) at the time of the making or continuation of any Eurocurrency Advance, the Current Dollar Equivalent of the aggregate Eurocurrency Advances denominated in Alternative Currencies (after giving effect to such making, conversion or continuation) shall not exceed the Eurocurrency Sublimit and (b) Eurocurrency Advances denominated in an Alternative Currency may be outstanding in not more than six Alternative Currencies at any one time.

         2.6. Fees; Reductions in Aggregate Revolving Loan Commitment. (a) Group shall or shall cause the other Borrowers to pay to the Agent for the account of each Lender in accordance with their Pro Rata Share a commitment fee (the "Commitment Fee") for each day accruing at a rate per annum equal to the Applicable Margin (determined for the Commitment Fee in accordance with the definition of Applicable Margin) multiplied by the average daily amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the principal amount of the Revolving Loan Obligations in effect from time to time (based on the Current Dollar Equivalent thereof), from the date hereof to and excluding the Revolving Loan Termination Date, payable quarterly in arrears on the last Business Day of each calendar quarter hereafter and on the Revolving Loan Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the Agreement made in accordance with the terms hereof of the obligations of the Lenders to make Loans hereunder.

             (b) Group may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least five (5) days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the sum of the Current Dollar Equivalent of Revolving Loans and Swing Line Loan Obligations at any time. Such reductions shall be in addition to reductions occurring pursuant to Section 2.6(c) or Section 2.9.

             (c) On each date specified below, the Aggregate Revolving Loan Commitment shall be permanently reduced, ratably among the Lenders, by the amount specified for such date below:

              Date                                     Reduction Amount
         --------------                                ----------------
      December 31, 1998                        $10,000,000
      December 31, 1999                          15,000,000
      December 31, 2000                          15,000,000
      December 31, 2001                          15,000,000
      December 31, 2002                          15,000,000
      December 31, 2003                          15,000,000
      Revolving Loan                                           such
        Termination Date                             amount as shall then be
                                                           outstanding

Concurrently with each such reduction, Group shall, or shall cause the other Borrowers to, make such payments and provide such cash collateralization as may be required by Section 2.2(b).

         2.7. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount having a Dollar Amount of not less than $3,000,000 (and, if in excess thereof, in multiples of $1,000,000), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that (a) any Floating Rate Advance with respect to a Revolving Loan may be in the amount of the unused Aggregate Revolving Loan Commitment, (b) in no event shall more than twelve (12) Eurocurrency Advances be permitted to be outstanding at any time,
(c) subject to the other terms of this Agreement, Eurocurrency Advances in Alternative Currencies may be made or continued in amounts having a Dollar Amount of not less than $1,500,000 (and, if in excess thereof, in multiples of $1,000,000) solely in order to allow the Borrowers to maintain a maximum of two Eurocurrency Advances in Alternative Currencies outstanding at any one time in minimum amounts having Dollar Amounts of not less than $1,500,000 as permitted pursuant to Section 2.8 and (d) the Agent and Group may make immaterial mutually convenient adjustments to the thresholds and multiples set forth above in respect of Eurocurrency Advances denominated in Alternative Currencies.

         2.8. Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Agent. Subject to the payment by the Borrowers of breakage costs pursuant to Section 3.5, the Borrowers may from time to time repay or prepay a Eurodollar Advance in full prior to the last day of the applicable

Interest Period upon at least five (5) days' written notice to the Agent; provided that any such repayment shall be in a minimum amount of $2,000,000 or any integral multiple of $1,000,000 in excess thereof except that Eurocurrency Advances in Alternative Currencies may be repaid in a minimum amount of $1,500,000 or any integral multiple of $1,000,000 in excess thereof solely with respect to the maximum of two Eurocurrency Advances in Alternative Currencies permitted to be borrowed and maintained pursuant to Section 2.7 and this
Section 2.8; provided, further, that after giving effect to any such optional prepayment, each outstanding Eurodollar Advance shall be in a minimum amount of $3,000,000 except that the Borrowers in the aggregate may have a maximum of two Eurocurrency Advances in Alternative Currencies outstanding at any one time in minimum amounts having Dollar Amounts of not less than $1,500,000 (and, if in excess thereof, in multiples of $1,000,000). Each voluntary prepayment of a Term Loan shall be applied to the installments of such Term Loan in the inverse order of maturity.

         2.9.      Mandatory Prepayments and Commitment Reductions.

                   2.9.1 Asset Dispositions. On each date after the Closing Date on which Industries or any of its Subsidiaries receives any Net Available Proceeds upon any Asset Disposition which (a) on a cumulative basis with all other Asset Dispositions made during the period beginning on the Closing Date and ending on the Facility Termination Date, exceed a Substantial Cumulative Portion (determined as of the date of each Asset Disposition) or (b) on a cumulative basis with all other Asset Dispositions made during the current Fiscal Year, exceed a Substantial Annual Portion (determined as of the date of each Asset Disposition) (other than an Asset Disposition by Industries or by Group which is permitted under Section 6.12 but subject, in the case of the Transportation Sale, to the last proviso at the end of this Section 2.9.1), Group shall prepay or shall cause the other Borrowers to prepay the outstanding Bridge Obligations, the Obligations and Senior Debt in an aggregate amount equal to 100% of the amount of such Net Available Proceeds as follows: first to prepayment of the Bridge Obligations until all such Bridge Obligations have been paid in full and second, to prepayment of the Obligations in accordance with the terms of Section 2.9.5 and to any Senior Debt that remains outstanding (but only to the extent any such Senior Debt requires a prepayment thereof out of Net Available Proceeds) on a ratable basis determined according to the principal amount of the Loans and the Facility Letter of Credit Obligations and the principal amount of such Senior Debt (and premium, if any), in each case outstanding as of such date; provided that any Net Available Proceeds not applied to prepayment of the Senior Debt shall be applied to prepayment of the Obligations in accordance with Section 2.9.5; and provided, further, that to the extent an amount equal to any Net Available Proceeds are applied by Industries or such Subsidiary of Industries within the period from 90 days prior to such Asset Disposition to 180 days after such disposition, to acquire assets of a like kind or nature to those assets disposed of in such Asset Disposition which assets will be used in the business of Industries or any of its Subsidiaries, such Net Available Proceeds shall not be subject to the prepayment provisions of this Section 2.9.1; and provided, further, that if the Transportation Sale is consummated on or prior to the Closing Date or within forty-five (45) days after the Closing Date, then the sale of the Property pursuant to the Transportation Sale shall not be deemed to be an Asset Disposition pursuant to the terms of this Section 2.9.1 and if the Transportation Sale is not consummated within forty-five (45) days after the Closing Date, then the disposition of the Property pursuant to the Transportation Sale shall be deemed to be an Asset Disposition pursuant to this Section 2.9.1 and the Net Available Proceeds received by Industries or any of its Subsidiaries from the Transportation Sale shall be applied in accordance with the terms of this Section 2.9.

                   2.9.2 Excess Cash Flow. On the date Industries is required to deliver the financial statements referred to in Section 6.1(a) for any Fiscal Year, commencing with the Fiscal Year ending on December 31, 1997, if the Leverage Ratio as determined by the Agent as of the end of such Fiscal Year based on such financial statements is greater than or equal to 3.0, Group shall prepay or cause the other Borrowers to prepay the outstanding Bridge Obligations, the Obligations and Senior Debt in an aggregate amount equal to 50% of Excess Cash Flow for such Fiscal Year (the "Excess Cash Flow Amount") as follows: first to prepayment of the Bridge Obligations until all such Bridge Obligations have been paid in full and second, to prepayment of the Obligations in accordance with the terms of Section 2.9.5 and to any Senior Debt that remains outstanding (but only to the extent any such Senior Debt requires a prepayment thereof out of Excess Cash Flow) on a ratable basis determined according to the principal amount of the Loans and the Facility Letter of Credit Obligations and the principal amount of such Senior Debt (and premium, if any), in each case outstanding as of such date; provided that any Excess Cash Flow Amount not applied to prepayment of the Senior Debt shall be applied to prepayment of the Loans in accordance with Section 2.9.5.

                   2.9.3 Debt and Equity Issuances. On each date after the Closing Date on which Industries or any of its Subsidiaries receives any Net Equity Proceeds or any Net Debt Proceeds, Group shall prepay or shall cause the other Borrowers to prepay the outstanding Bridge Obligations, the Obligations and Senior Debt (a) with respect to Net Equity Proceeds, in an amount equal to 50% of any Net Equity Proceeds received by Industries or any of its Subsidiaries (the "Available Net Equity Proceeds") and (b) with respect to Net Debt Proceeds, in an amount equal to 100% of such Net Debt Proceeds as follows: first to prepayment of the Bridge Obligations until all such Bridge Obligations have been paid in full and second, to prepayment of the Obligations in accordance with the terms of Section 2.9.5 and to any Senior Debt that remains outstanding (but only to the extent any such Senior Debt requires a prepayment thereof out of Available Net Equity Proceeds or Net Debt Proceeds, respectively) on a ratable basis determined according to the principal amount of the Loans and the Facility Letter of Credit Obligations and the principal amount (and premium, if any) of such Senior Debt, in each case outstanding as of such date; provided that any Available Net Equity Proceeds or Net Debt Proceeds not applied to prepayment of the Senior Debt shall be applied to prepayment of the Obligations in accordance with Section 2.9.5.

                   2.9.4 Revolving Commitment Reductions. (a) On each day on which the Aggregate Revolving Loan Commitment is reduced for any reason, Group shall prepay or shall cause the other Borrowers to prepay, the Revolving Loans and/or the Swing Line Loans to the extent, if any, that the sum of the outstanding principal amount of (i) the Revolving Loans plus (ii) the Swing Line Loans exceeds such reduced Aggregate Revolving Loan Commitment minus the Facility Letter of Credit Obligations at such time.

                   (b) Group shall prepay or shall cause the other Borrowers to prepay the Revolving Loans and/or the Swing Line Loans as required pursuant to Section 2.2(b). In addition, to the extent, at any time and for any reason, the Aggregate Revolving Loan Commitment minus the sum of the outstanding aggregate principal amount of (i) the Revolving Loans plus (ii) the Swing Line Loans is less than the Facility Letter of Credit Obligations at such time, Group shall or shall cause the other Borrowers to cash collateralize the Facility Letter of Credit Obligations in such amount as may be necessary to eliminate such excess. Such cash collateralization shall be provided to the Agent, for the benefit of the Lenders, pursuant to documentation in form and substance acceptable to the Agent.

                   2.9.5 Application of Prepayments. All prepayments of the Loans required by Section 2.9.1 and 2.9.3 shall be applied first, to prepay the outstanding principal amount of the Term Loan until such Term Loan shall have been repaid in full, together with accrued and unpaid interest thereon, second, to prepay the Revolving Loans until such Revolving Loans shall have been repaid in full, together with accrued and unpaid interest thereon, third, to cash collateralize the then outstanding Facility Letters of Credit, and, fourth, to all other outstanding Obligations; provided, that (i) any Revolving Loans repaid pursuant to this Section 2.9.5 may be reborrowed, subject to the other terms of this Agreement and (ii) the amount of any cash collateral paid pursuant to this Section 2.9.5 shall be promptly released so long as no Default or Unmatured Default then exists, in each case only to the extent of the excess of the Aggregate Revolving Loan Commitment then in effect minus the Revolving Loan Obligations then outstanding. All prepayments of the Term Loan shall be applied to the scheduled installments of principal thereof in the inverse order of maturity.

                   2.9.6 Permitted Transactions. Nothing in this Section 2.9 shall be construed to constitute the Lenders' consent to any transactions referred to in Section 2.9.1 or Section 2.9.3 above which is not expressly permitted by the terms of this Agreement.

         2.10. Method of Selecting Types and Interest Periods for New Advances. Group shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Permitted Currency applicable to each Advance from time to time. Group shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one
(1) Business Day before the Borrowing Date of each Floating Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:

                   (a) the Borrowing Date, which shall be a Business Day, of such Advance;

                   (b) the Borrower which is to receive such Advance and the account to which such Advance is to be funded;

                   (c)    the aggregate principal amount of such Advance;

                   (d)    the Type of Advance selected; and

                   (e) in the case of each Eurocurrency Advance, the Interest Period applicable thereto and, with respect to Revolving Loans, the Permitted Currency in which such Advance is to be made.

In the case of Eurocurrency Advances (other than Eurodollar Advances), not later than 11:00 a.m. (London time) on the Borrowing Date thereof, each Lender shall make available its Eurocurrency Loan or Eurocurrency Loans, in funds immediately available in London, in (with respect to Revolving Loans) the Permitted Currency selected by Group, from the Lending Installation specified in Schedule 2.10 to the Agent at its London address specified in Schedule 2.10 or at any other Lending Installation of the Agent specified in writing by the Agent to the Lenders. In the case of Floating Rate Advances and Eurodollar Advances, not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, in Dollars, to the Agent at its Chicago address specified in
Schedule 2.10 or at any other Lending Installation of the Agent specified in writing by the Agent to the Lenders. The Agent will make the funds so received from the Lenders available to the applicable Borrower to the account specified in the Borrowing Notice, by 1:00 p.m. (Chicago time), with respect to Floating Rate Advances and Eurodollar Advances, and promptly following the receipt of the related Loan from each Lender, with respect to all other Advances.

         2.11. Conversion and Continuation of Outstanding Advances. (a) Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are repaid or converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless repaid or unless Group shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Sections 2.7 and 3.4, Group may elect from time to time to convert all or any part of an Advance in Dollars of any Type into any other Type or Types of Advances in Dollars.

                   (b) Each Eurocurrency Advance in an Alternative Currency shall continue as such until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall, unless repaid, automatically be deemed to be continued as a Eurocurrency Advance in the same amount and the same Alternative Currency with an Interest Period of one month (commencing on the last day of the expiring Interest Period) unless Group shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance in the same Alternative Currency for the same or another Interest Period.

                   (c) Group shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurocurrency Advance (as permitted by paragraphs (a) and (b) above) not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or at least three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying:

                          (i) the requested date which shall be a Business Day, of such conversion or continuation;

                          (ii) the aggregate amount, Permitted Currency and Type of the Advance which is to be converted or continued; and

                          (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

Notwithstanding the provisions of paragraphs (a) and (b) above, no Eurocurrency Advance shall be continued as or converted into a Eurocurrency Advance for a new Interest Period if the Current Dollar Equivalent (determined as of the date of any proposed conversion or continuation thereof) of the aggregate Revolving Loan Obligations to be outstanding after giving effect to such continuation or conversion would exceed the Aggregate Revolving Loan Commitment then in effect. The Borrowers shall reimburse the Agent on demand for any costs incurred by the Agent resulting from the conversion pursuant to this Section 2.11 of Eurocurrency Advances payable in an Alternative Currency to Floating Rate Advances.

         2.12. Changes in Interest Rate, etc. (a) Each Floating Rate Advance shall bear interest at the Floating Rate from and including the date of such Advance or the date on which such Advance was converted into a Floating Rate Advance to (but not including) the date on which such Floating Rate Advance is paid or converted to a Eurodollar Advance. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate. Each Eurocurrency Advance shall bear interest from and including the first day of the Interest Period applicable thereto to, but not including, the last day of such Interest Period at the Eurocurrency Rate applicable to such Eurocurrency Advance. No Interest Period may end after the Facility Termination Date. The Borrowers shall select Interest Periods so that it is not necessary to repay any portion of a Eurocurrency Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to
Section 2.1, 2.2 or Section 2.9.

                   (b) Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, the Borrowers shall not be required to pay, and neither the Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for under this Agreement or in any of the other Loan Documents then in such event:
(i) the provisions of this paragraph shall govern and control; (ii) the Borrowers shall not be obligated to pay any Excess Interest; (iii) any Excess Interest that the Agent or any Lender may have received hereunder shall be, at the Agent's option, (A) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (B) refunded to the payor thereof, or (C) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (v) the Borrowers shall not have any cause of action against the Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

         2.13. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7, 2.10 or 2.11, no Advance may be made as, converted into or continued as a Eurocurrency Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default, each Eurocurrency Advance shall bear interest for the remainder of the applicable interest period at a rate per annum equal to the higher of the rate otherwise applicable to such Advance or the Floating Rate, plus two percent (2.0%) per annum and each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate plus two percent (2.0%) per annum, unless the Lenders shall determine otherwise. The Agent shall give Group notice of any such changes promptly following the effectiveness thereof.

         2.14. Method of Payment. (a) All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in Dollars in immediately available funds to the Agent at the Agent's address specified pursuant to Schedule 2.10 in respect of Advances in Dollars (or, in the case of payments of principal of and interest on Advances denominated in Alternative Currencies, in the Alternative Currency borrowed, at the Agent's address for Advances of Alternative Currencies, as specified in Schedule 2.10), or, subject to Section 3.6, at any other Lending Installation of the Agent specified in writing by the Agent to Group by noon (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received, at its address for Dollar Advances or for Alternative Currency Advances as specified in Schedule 2.10 or at any other Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of Group or any Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

                   (b) All payments of principal of and interest on any Advance or of Facility Letter of Credit Reimbursement Obligations or any other Obligations hereunder shall be made by the Borrower responsible therefor in the currency borrowed (the "Specified Currency") in the manner and at the address (the "Specified Place") specified in Section 2.14(a). Payment of the Obligations shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transferred to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the "Judgment Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase the Judgment Currency with that amount of the Specified Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Agent or any Lender hereunder (an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and each Borrower hereby, as a separate Obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

         2.15. Notes; Telephonic Notices. (a) The Borrowers' obligation to pay the principal of, and interest on, each Lender's Loans shall be evidenced by (i) in the case of such Lender's Term Loan, a Term Note duly executed and delivered by Group in a principal amount equal to such Lender's Term Loan with blanks appropriately completed in conformity herewith, (ii) in the case of such Lender's Revolving Loans, a Revolving Note duly executed and delivered by each Borrower in a principal amount equal to such Lender's Revolving Loan Commitment (as adjusted for the Commitment Sublimit for each Foreign Subsidiary), with blanks appropriately completed in conformity herewith and (iii) with respect to the Swing Line Lender, in the case of Swing Line Loans, a Swing Line Note duly executed and delivered by each Borrower which is a Domestic Subsidiary in a principal amount equal to the Swing Line Commitment. Each Note issued to a Lender shall (x) be payable to the order of such Lender,
(y) be dated the Closing Date, and (z) mature on the Term Loan Termination Date or the Revolving Loan Termination Date, as the case may be.

                   (b) Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note or otherwise in accordance with its usual practices; provided, however, that neither the failure to so record nor any error in such recordation shall affect any Borrower's obligations under any such Note. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds and each Issuer to issue Facility Letters of Credit for its account where applicable based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be an Authorized Officer of such Borrower. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

         2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which a Floating Rate Advance is permanently prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued at the Floating Rate on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the next Payment Date. Interest accrued on each Eurocurrency Advance shall be payable in the currency in which such Advance is denominated on the last day of its applicable Interest Period, on any date on which the

Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Eurocurrency Advance and Commitment Fees shall be calculated for actual days elapsed on the basis of a 360-day year (except with respect to Loans denominated in pounds sterling, which shall be calculated for actual days elapsed on the basis of 365-day year). Interest accrued on each Floating Rate Advance shall be calculated for actual days elapsed on the basis of a 365/6-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.17. Notification by Agent. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, request for a Facility Letter of Credit, Notice of Issuance and repayment notice received by it hereunder. The Agent will notify each Lender and Group of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender and Group prompt notice of each change in the Floating Rate.

         2.18. Lending Installations. Subject to Section 3.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time; provided, that such Lender shall remain the legal entity exclusively entitled to all rights and responsible for all obligations of a Lender hereunder unless such Lender enters into an assignment in compliance with Section 12.3. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Subject to Section 3.6, each Lender may, by written or telex notice to the Agent and Group, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

         2.19. Non-Receipt of Funds by the Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of such Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Borrower has not in fact made such payment to the Agent, the Lenders shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) the Federal Funds Effective Rate for such day for amounts denominated in or calculated with reference to Dollars and (ii) the Eurocurrency Base Rate for amounts denominated in or calculated with reference to Alternative Currencies. If any Lender has not in fact made such payment to the Agent, such Lender or the Borrowers shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for amounts denominated in or calculated with reference to Dollars and the Eurocurrency Base Rate for such day for amounts denominated in or calculated with reference to Alternative Currencies, or (b) in the case of payment by the Borrowers, the interest rate applicable to the relevant Loan.

         2.20. Withholding Tax Exemption. (a) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of Group and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of Group and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Group or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Group and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         (b) Each Lender agrees promptly to notify Group if it is not, or ceases to be, a Qualifying Lender. If any Lender (i) is not a Qualifying Lender on the date on which it makes a Loan to a UK Borrower (or, where the Lender would only qualify as a Qualifying Lender by virtue of paragraph (b) of the definition thereof, at the date (the "Critical Date") five (5) business days prior to the date on which such Lender is first entitled to receive any payment from a UK Borrower in respect of a Loan to such UK Borrower) or (ii) ceases to be a Qualifying Lender at any time after the date on which it has made such a Loan or the Critical Date (as the case may be) but prior to the repayment of all amounts in respect of such Loan, otherwise than by reason of any change in law (which term shall include any change in the terms of any relevant Double Taxation Treaty) or in its application or interpretation, such Borrower shall not be liable to pay to such Lender any amount greater than the amount which such Borrower would have been liable to pay to such Lender if such Lender had been a Qualifying Lender or, as the case may be, had not ceased to be a Qualifying Lender. When any Lender is or becomes a Qualifying Lender pursuant to paragraph (b) of the definition of "Qualifying Lender," such Lender hereby undertakes to claim promptly, following the date on which it makes a Loan to a UK Borrower, exemption from United Kingdom withholding tax to which such Lender is entitled by virtue of the relevant Double Taxation Treaty and if such Lender fails promptly to make such claim, any sum due to the Qualifying Lender under this Agreement shall not be increased until such claim has been submitted. Each Borrower undertakes to do all things as shall be reasonably required of it in order to assist any such Lender in claiming such exemption.

         2.21. Agent's Fees. The Borrowers shall pay to the Agent those fees, in addition to the fees referenced in Section 2.6(a), in the amounts and at the times separately agreed to between the Agent and Group pursuant to that certain letter agreement dated January 31, 1997 among the Agent, the Arranger and Group.

         2.22. Determination, Denomination and Redenomination of Alternative Currency Advances. Whenever, pursuant to any provision of this
Agreement:

                   (a) an Advance is initially funded, as opposed to any continuation or conversion thereof, in an Alternative Currency, the amount to be advanced hereunder will be the equivalent in such Alternative Currency of the Dollar Amount of such Advance; and

                   (b) an existing Advance denominated in an Alternative Currency is to be continued, in whole or in part, the amount of the new Advance shall be continued in the same amount of the same Alternative Currency.

         2.23.     Facility Letters of Credit.

                   2.23.1. Issuance of Facility Letters of Credit. (a) On the Closing Date, the Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Facility Letter of Credit and the Issuing Bank with respect thereto shall be deemed to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation interest equal to its Pro Rata Share of the principal amount of the Existing Letter of Credit and the related Facility Letter of Credit Obligations. From and after the date hereof, the Issuer agrees, upon the terms and conditions set forth in this Agreement, to issue at the request of Group and for the account of any Borrower, one or more Facility Letters of Credit; provided, however, that the Issuer shall not be under any obligation to issue, and shall not issue, any Facility Letter of Credit if (i) any order, judgment or decree of any Governmental Agency shall purport by its terms to enjoin or restrain such Issuer from issuing such Facility Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of Facility Letters of Credit in particular or shall impose upon the Issuer with respect to any Facility Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect as of the date of this Agreement and which the Issuer in good faith deems material to it; (ii) one or more of the conditions to such issuance contained in Section 4.2 is not then satisfied; or (iii) after giving effect to such issuance and after determining the Current Dollar Equivalent thereof, (A) the aggregate outstanding amount of the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit, (B) the aggregate balance of the Revolving Loans made to the Foreign Borrowers plus the aggregate Facility Letter of Credit Obligations owing by all Foreign Borrowers would exceed the Commitment Sublimit or, (C) the aggregate balance of the Revolving Loan Obligations would exceed the Aggregate Revolving Loan Commitment; provided, that if any circumstances arise which result in any payment being required or in the unavailability of any Facility Letter of Credit due to any circumstance set forth in clause (i) above, then the Issuer shall take such steps as it determines are reasonably available to it to mitigate the effect of such circumstances so long as taking such steps is not disadvantageous to such Lender.

                   (b) In no event shall: (i) the aggregate amount of the Facility Letter of Credit Obligations at any time exceed the Facility Letter of Credit Sublimit; (ii) the sum at any time of (A) the aggregate amount of Revolving Loan Obligations exceed (B) the amount of the Aggregate Revolving Loan Commitment; or (iii) the expiration date of any Facility Letter of Credit (including, without limitation, Facility Letters of Credit issued with an automatic "evergreen" provision providing for renewal absent advance notice by the applicable Borrower or the Issuer), or the date for payment of any draft presented thereunder and accepted by the Issuer, be later than the Revolving Loan Termination Date.

                   2.23.2. Participating Interests. Immediately upon the issuance by the Issuer of a Facility Letter of Credit in accordance with Section 2.23.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse, representation or warranty, an undivided participation interest equal to its Pro-Rata Share of the principal amount of such Facility Letter of Credit and each draw paid by the Issuer thereunder. Each Lender's obligation to pay its proportionate share of all draws under the Facility Letters of Credit shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

                   2.23.3. Facility Letter of Credit Reimbursement Obligations. (a) Each Borrower agrees to pay to the Issuer of a Facility Letter of Credit with respect to each Facility Letter of Credit issued for the account of such Borrower (i) on each date that any amount is drawn under each Facility Letter of Credit a sum (and interest on such sum as provided in clause (ii) below) equal to the amount so drawn plus all other charges and expenses with respect thereto specified in Section 2.23.6 or in the applicable Reimbursement Agreement and (ii) interest on any and all amounts remaining unpaid under this Section 2.23.3 until payment in full at the Floating Rate plus the margin specified in Section 2.13. Each Borrower agrees to pay to the Issuer the amount of all Facility Letter of Credit Reimbursement Obligations owing in respect of any Facility Letter of Credit issued for the account of such Borrower immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (a) any lack of validity or enforceability of this Agreement or any of the Loan Documents; (b) the existence of any claim, set-off, defense or other right which the applicable Borrower may have at any time against a beneficiary named in a Facility Letter of Credit, any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable Borrower and the beneficiary named in any Facility Letter of Credit); (c) the validity, sufficiency or genuineness of any document which the Issuer has determined in good faith complies on its face with the terms of the applicable Facility Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

                   (b) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, each Borrower agrees to reimburse the Issuer for amounts which the Issuer pays under each Facility Letter of Credit issued for the account of such Borrower no later than the time specified in this Agreement. If the applicable Borrower does not pay any such Facility Letter of Credit Reimbursement Obligations when due, Group and such Borrower shall be deemed to have immediately requested that the Lenders make a Floating Rate Advance under Section 2.2 of this Agreement in a principal amount equal to such unreimbursed Facility Letter of Credit Reimbursement Obligations. The Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of Sections 2.7 and 4.2, each Lender shall make available to the Agent its Pro Rata Share of the Revolving Loan in the manner prescribed for Floating Rate Advances. The proceeds of such Revolving Loans shall be paid over by the Agent to the Issuer for the account of the applicable Borrower in satisfaction of such unreimbursed Facility Letter of Credit Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Floating Rate Advance. In the case of any Facility Letter of Credit Obligations arising under a Facility Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall pay to the Issuer the equivalent of the amount paid by the Issuer in Dollars at the rate of exchange then current in Chicago, as reasonably determined by the Issuer. If at any time there is no rate of exchange generally current in Chicago, then the applicable Borrower shall pay the Issuer an amount in Dollars equivalent to the actual cost of settlement.

                   (c) If the Issuer makes a payment on account of any Facility Letter of Credit and is not concurrently reimbursed therefor by the applicable Borrower and if for any reason a Floating Rate Advance may not be made pursuant to paragraph (b) above, then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the Account of the Issuer, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Facility Letter of Credit Obligations, which shall be an amount equal to such Lender's Pro-Rata Share of such payment. Each Lender shall, upon demand by the Issuer, pay the Issuer interest on such Lender's Pro-Rata Share of such draw from the date of payment by the Issuer on account of such Facility Letter of Credit until the date of delivery of such funds to the Issuer by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the Federal Funds Effective Rate for such period; provided, that such payments shall be made by the Lenders only in the event and to the extent that the Issuer is not reimbursed in full by the applicable Borrower for interest on the amount of any draw on the Facility Letters of Credit.

                   (d) At any time after the Issuer has made a payment on account of any Facility Letter of Credit and has received from any other Lender such Lender's Pro-Rata Share of such payment, such Issuer shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the applicable Borrower for such payment, or of any other amount from the applicable Borrower or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the applicable Borrower or any Loan Document but excluding any transfer of funds from any other Lender pursuant to Section 2.23.3(b), transfer to such other Lender such other Lender's ratable share of such reimbursement or other amount; provided, that interest and penalty fees shall accrue for the benefit of such Lender from the time such Issuer has made a payment on account of any Facility Letter of Credit; provided, further, that in the event that the receipt by the Issuer of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the United States Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuer any portion thereof previously transferred by the Issuer to such Lender, but without interest to the extent that interest is not payable by the Issuer in connection therewith.

                   2.23.4 Procedure for Issuance. Prior to the issuance of each Facility Letter of Credit, and as a condition of such issuance, the applicable Borrower shall deliver to the Issuer an application and Reimbursement Agreement, substantially in the form of Exhibit C-1 or Exhibit C-2 hereto, as applicable (or in such other form as shall then represent the standard forms of the Issuer and as shall be reasonably acceptable to Group), signed by such Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Facility Letter of Credit shall be reasonably satisfactory to the Issuer. Each Facility Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the applicable Borrower to the Issuer by telecopy, telex or other electronic means, followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Section 2.23.1(b), and shall specify therein (i) the stated amount of the Facility Letter of Credit requested, (ii) the effective date of issuance of such requested Facility Letter of Credit, which shall be a Business Day,
         (iii) the date on which such requested Facility Letter of Credit is to expire, which shall be a Business Day prior to the Revolving Loan Termination Date, and (iv) the account party for whose benefit the requested Facility Letter of Credit is to be issued, which shall be Group or another Borrower. The delivery of the foregoing documents and information shall constitute a " Notice of Issuance" for purposes of this Agreement. Subject to the terms and conditions of Section
         2.23.1 and provided that the applicable conditions set forth in
         Section 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the applicable Borrower in accordance with the Issuer's usual and customary business practices. In addition, any amendment of an existing Facility Letter of Credit shall be deemed to be an issuance of a new Facility Letter of Credit and shall be subject to the requirements set forth herein pursuant to a form of application acceptable to the Issuer.

                   2.23.5 Nature of the Lenders' Obligations. (a) As between each Borrower and the Lenders, such Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuer in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in the interpretation of technical terms; (vi) the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or
         (vii) any consequences arising from causes beyond control of the Issuer.

                   (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to the Issuer or any such Person.

                   2.23.6 Facility Letter of Credit Fees. Group shall or shall cause the other Borrowers to pay letter of credit fees with respect to each standby Facility Letter of Credit equal to (a) .15% of the face amount of such Facility Letter of Credit, payable to the Issuer upon issuance, and (b) a per annum rate equal to the then effective Applicable Margin for Eurocurrency Loans times the outstanding undrawn face amount of such standby Facility Letter of Credit, payable to the Agent for the account of the Lenders, in each case payable in arrears on the last Business Day of each calendar quarter. In addition to the foregoing, (x) Group shall or shall cause the other Borrowers to pay to the Issuer any other processing, issuance, amendment and other similar fees customarily charged by it in respect of Facility Letters of Credit issued by it, including, without limitation, customary fees charged by it in connection with commercial Facility Letters of Credit, together with the Issuer's out-of-pocket costs of issuing and servicing Facility Letters of Credit, and (y) Group shall or shall cause the other Borrowers to pay to the Agent for the account of the Issuer, upon any transfer of any Facility Letter of Credit by the beneficiary thereof to a new beneficiary, a transfer commission equal to the greater of $100 or .25% of the amount transferred which shall not in any event exceed $750.


                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES

         3.1. Taxes. (a) Except as otherwise required by applicable law, all sums payable by any Borrower whether in respect of principal, interest, fees or otherwise shall be paid without deduction for any present and future taxes, levies, assessments, imposts, deductions, charges or withholdings imposed by any country, any Governmental Agency thereof or therein, any jurisdiction from which any or all such payments are made and any political subdivision or taxing authority thereof or therein, excluding income and franchise taxes (and deductions and withholdings therefor) imposed on the Agent or any Lender (i) by the jurisdiction under the laws of which the Agent or such Lender is organized or any Governmental Agency or taxing authority thereof or therein, or (ii) by any jurisdiction in which the Agent's or such Lender's Lending Installations are located or any Governmental Agency or taxing authority thereof or therein (such excluded taxes, deductions and withholdings, collectively, "Excluded Taxes", and all such taxes, levies, imposts, deductions, charges and withholdings (including Excluded Taxes), collectively, " Taxes"), which amounts shall be paid by such Borrower as provided in Section 3.1(b).

                   (b) If (i) any Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax (other than Excluded Taxes) or other amount from any sum paid or expressed to be payable by any Borrower to any Lender under this Agreement; or (ii) any party to this Agreement (or any Person on its behalf) other than any Borrower is required by law to make any deduction or withholding from, or (other than on account of any Excluded Tax) any payment on or calculated by reference to the amount of, any such sum received or receivable by any Lender under this Agreement, then, subject to Section 2.20(b):

                   (A) Group shall notify the Agent of any such requirement or any change in any such requirement as soon as any Borrower becomes aware of it;

                   (B) Group shall or shall cause the other Borrowers to pay any such Tax or other amount before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on Group or such Borrowers) for its own account or (if that liability is imposed on any other party to this Agreement) on behalf of and in the name of that party;

                   (C) the sum payable by Group or such Borrowers in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment been required or made; and

                   (D) within thirty (30) days after payment of any sum from which such Borrower is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax or other amount which it is required by clause (B) above to pay, it shall deliver to the Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment as (1) are reasonably satisfactory to other affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority and (2) are reasonably required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.

         3.2. Yield Protection. (a) If, after the date hereof, the adoption of any change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

                   (i) subjects any Lender or any applicable Lending Installation to any Tax on or from payments due from any Borrower (excluding Excluded Taxes), or changes the basis of taxation of payments to any Lender or Lending Installation in respect of its Loans or its interest in the Facility Letters of Credit or other amounts due it hereunder (excluding Excluded Taxes), or

                   (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

                   (iii) imposes any other condition (except with respect to Excluded Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or issuing Facility Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Facility Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, or interest received by it thereon, or Facility Letters of Credit issued or participated in by it by an amount reasonably deemed material by such Lender, then, within fifteen (15) days of demand by such Lender, Group shall or shall cause the other Borrowers to pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Loans, its Commitment or its interest in Facility Letters of Credit.

                   (b) In addition to any other amounts payable by the Borrowers hereunder, each Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on Eurocurrency Advances of such Borrower which are denominated in pounds sterling, additional interest on the related Eurocurrency Loan of such Lender at the percentage calculated from time to time by such Lender to be the percentage required to fully compensate such Lender for all reserve costs, liabilities, expenses and assessments (other than reserve costs, liabilities, expenses and assessments taken into account in determining the interest rate applicable to such Eurocurrency Advance) which have been incurred by such Lender (or its applicable Lending Installation) regarding the making, funding or maintaining of such Eurocurrency Loan (including, without limitation, any and all liquid asset maintenance requirements of the Bank of England). A certificate of any Lender claiming compensation under the preceding sentence, setting forth the additional interest to be paid to it thereunder and setting forth in reasonable detail a reasonable basis therefor, shall be conclusive in the absence of manifest error, and in determining the amount of such interest, such Lender may use any reasonable averaging and attribution methods. Any Lender wishing to require payment of such additional interest (i) shall so notify Group and the Agent, in which case such additional interest on the Eurocurrency Loans of such Lender denominated in pounds sterling shall be payable in pounds sterling to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (ii) shall notify Group at least five Business Days prior to each date on which interest is payable on such Eurocurrency Loans of the amount then due it under this Section 3.2(b). Following Group's request made at least two (2) Business Days prior to the delivery of any Borrowing Notice relating thereto, the Agent and the Lenders shall, prior to the making of a proposed Eurocurrency Advance denominated in pounds sterling, provide notice to Group of any such additional interest known at such time to be payable with respect thereto.

         3.3. Changes in Capital Adequacy Regulations. If a Lender reasonably determines the amount of capital required or expected to be maintained by such Lender, any applicable Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, Group shall or shall cause the other Borrowers to pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans, its interest in Facility Letters of Credit or its obligation to make Loans or to participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.4. Availability of Types of Advances. If any Lender reasonably determines that maintenance of its Eurocurrency Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available, or (b) the interest rate applicable to a Type of Advance does not accurately or fairly reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and (other than for matters described in the foregoing clauses
(a) and (b)) require any Eurocurrency Advances of the affected Type to be repaid.

         3.5. Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by Group for any reason other than default by the Lenders, Group shall or shall cause the other Borrowers to indemnify the Agent and each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Advance. In connection with any assignment by First Chicago of any portion of the Loans or the Revolving Loan Commitment made pursuant to Section 12.3 and made on or prior to the completion of the initial syndication of the Loans and the Revolving Loan Commitments, the Borrowers shall be deemed to have repaid all outstanding Eurocurrency Advances as of such date and reborrowed such amount as a Floating Rate Advance and/or Eurocurrency Advance (chosen in accordance with the provisions of Section 2.5) and the indemnification provisions under this Section 3.5 shall apply.

         3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to the making and repayment of Eurocurrency Advances or take such other steps as it determines are reasonably available to it to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.3 or to avoid the unavailability of a Type of Advance under Section 3.4, so long as such designation or other step is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to Group (with a copy to the Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.3 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Group of the written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.3 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

         3.7. Replacement of Certain Lenders. If a Lender ("Affected Lender") shall have requested compensation from the Borrowers under Sections 3.1, 3.2 or 3.3 to recover Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or delivered a notice pursuant to Section 3.4 claiming that such Lender is unable to extend Eurocurrency Advances to the Borrowers for reasons not generally applicable to the other Lenders, then, in any such case, so long as no Default or Unmatured Default exists, Group may make written demand on such Affected Lender (with a copy to the Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed assignment and acceptance agreements in substantially the form of Exhibit F thirty (30) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 12.3 (and that are reasonably acceptable to the Agent) which Group shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in outstanding Facility Letters of Credit, and its obligation to participate in additional Facility Letters of Credit hereunder) in accordance with Section 12.3. Further, with respect to any such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to such Affected Lender hereunder or under any other Loan Document, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment from the Replacement Lender, amounts payable under Sections 3.1, 3.2 and 3.3 with respect to such Affected Lender and compensation payable under Section 2.6; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.3, 3.5 and 9.6 accruing with respect to such Affected Lender prior to the date such Affected Lender is replaced, as well as to any fees accrued for its account hereunder prior to being replaced and not yet paid, and shall continue to be obligated under Section 10.8.

         3.8. Availability of Alternative Currency. The Lenders shall not be required to make or continue any Advance requested to be made or continued in an Alternative Currency if, at any time prior to making or continuing such Advance, any Lender (after consultation with the Agent) shall determine, in its sole discretion, that (a) deposits in the applicable Alternative Currency in the amounts and maturities required to fund such Advance will not be available to such Lender; (b) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or (c) it has become otherwise materially impractical for such Lender to make or continue such Advance in the applicable Alternative Currency. The Agent shall promptly notify Group and each Lender of any such determination.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1. Initial Loan and Facility Letter of Credit Issuance. The Lenders shall not be required to make the initial Advances or issue the initial Facility Letter of Credit hereunder unless the Borrowers have furnished to the Agent with sufficient copies for the Lenders:

                   (a) Good Standing. With respect to Industries and its Domestic Subsidiaries, a certificate of good standing, in each case certified as of a date not more than five (5) Business Days prior to the initial Borrowing Date by the appropriate governmental officer in its jurisdiction of incorporation or formation.

                   (b) Charter, By-Laws and Resolutions. Copies of the charter or equivalent constitutive documents of each Loan Party, together with all amendments through the initial Borrowing Date, certified by an officer or director of such Loan Party to the effect that there have been no changes therein since the date of the most recent certification thereof by the appropriate governmental officer in its respective jurisdiction of incorporation or formation. Copies, certified by an officer or director of each Loan Party as of the initial Borrowing Date, of its by-laws or equivalent constitutive documents (where applicable) and of resolutions of its board of directors and, where required, its shareholders, authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.

                   (c) Officer's Certificate. A certificate, dated the initial Borrowing Date, executed by an officer of each of Group, Kysor and Industries certifying the resolutions of the board of directors of each of Group, Kysor and Industries, respectively, in each case approving and authorizing the Acquisition and the Asset Purchase.

                   (d) Officer's Certificate. An incumbency certificate, executed by an officer or director of each Loan Party, which shall identify by name and title and bear the signature of the officers of such Loan Party authorized to sign the Loan Documents and (with respect to each of Group, Delfield, Scotsman Drink, Whitlenge, Frimont, Castel MAC and Kysor) to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

                   (e) Officer's Certificate. A certificate, dated the initial Borrowing Date, signed by an Authorized Officer of Industries, in form and substance satisfactory to the Agent, to the effect that: (i) on the initial Borrowing Date (after giving effect to the consummation of the Acquisition, the making of the Loans hereunder and the making of the Bridge Loan) no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans, the making of the Bridge Loan, the consummation of any part of the Acquisition, the Merger, the Asset Purchase or any of the other transactions contemplated by any of the Transaction Documents (collectively the "Closing Transactions"), or other litigation which could reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (iii) all orders, consents, approvals, licenses, authorizations or validations of, or filings, recordings or registrations with, or exemptions by, any governmental or public body or authority, or any subdivision thereof (including, without limitation, all approvals required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended), required to make or consummate the Closing Transactions have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (or the applicable Loan Party has obtained effective judicial relief with respect to the application thereof) and that all applicable waiting periods have expired; (iv) the Transaction Documents are in full force and effect and no material term or condition thereof has been amended, modified or waived after the execution thereof except with the written consent of the Agent; (v) no Loan Party has failed to perform any material obligation or covenant required in connection with any Closing Transaction to be performed or complied with by it on or before the initial Borrowing Date; (vi) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of the date hereof; and (vii) since September 29, 1996, no event or change has occurred that has caused or evidences a Material Adverse Effect.

                   (f) Officer's Certificate. A certificate, dated the initial Borrowing Date, signed by an officer of Industries, certifying that no material adverse change has occurred in the business, condition (financial or otherwise), operations, performance or properties of (i) Industries and its Subsidiaries, taken as a whole, from that reflected in Industries' consolidated financial statements dated as of September 29, 1996; (ii) Kysor and its Subsidiaries, taken as a whole, from that reflected in Kysor's consolidated financial statements dated as of September 30, 1996; or (iii) Industries and Kysor and their respective subsidiaries, taken as a whole, on a combined basis after giving effect to the Acquisition, from that reflected in the consolidated opening financial statements (giving effect to the Acquisition) delivered to the Agent prior to the initial Borrowing Date.

                   (g) Legal Opinions. (i) A written opinion of Schiff Hardin & Waite, counsel to Industries and its Subsidiaries, addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel and (ii) written opinions of Wragge & Co., special English counsel to Industries and its Subsidiaries, Besana Studio Legale Associato, special Italian counsel to Industries and its Subsidiaries, and Warner, Norcross & Judd LLP, special Michigan counsel to

Kysor in each case addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel.

                   (h) Notes. Revolving Notes and Term Notes payable to the order of each of the Lenders duly executed by each Borrower and a Swing Line Note payable to the order of the Swing Line Lender duly executed by each Borrower which is a Domestic Subsidiary.

                   (i) Loan Documents. Executed originals of this Agreement, each of the Guaranties (executed by each Guarantor), the Pledge Agreement and each of the other Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

                   (j) Letters of Direction. Written money transfer instructions with respect to the initial Advances and to future Advances in form and substance acceptable to the Agent and its counsel addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

                   (k) Asset Purchase Documents. An executed copy of the Asset Purchase Agreement, together with a certificate of Industries certifying that (A) the representations and warranties contained in the Asset Purchase Agreement are true and correct in all material respects as of the initial Borrowing Date, (B) all conditions to closing contained in the Asset Purchase Agreement have been satisfied and none of such conditions has been waived and
(C) no amendments of any material terms contained in the Asset Purchase Agreement have been made (unless consented to by the Agent).

                   (l) Acquisition Documents. A copy of the Acquisition Documents, together with a certificate of Industries certifying that (A) the representations and warranties contained in the Acquisition Agreement are true and correct in all material respects as of the initial Borrowing Date, (B) all conditions to closing contained in the Acquisition Agreement have been satisfied and none of such conditions has been waived and the Acquisition has been consummated in accordance with the Acquisition Agreement and (C) no amendments of any material terms contained in the Acquisition Agreement have been made (unless consented to by the Agent).

                   (m) Solvency Certificate. A written solvency certificate from the chief financial officer of Industries in form and content satisfactory to the Agent, dated the initial Borrowing Date, with respect to the value, Solvency and other factual information of, or relating to, as the case may be, Industries and its Subsidiaries (including Kysor and its Subsidiaries) on a consolidated basis, both before and after giving effect to all of the Closing Transactions contemplated by the Transaction Documents, and the incurrence of all other Indebtedness of Industries and its Subsidiaries in connection with the Acquisition and the Transportation Sale.

                   (n) Accountants' Letter. A signed letter from Arthur Andersen & Co. in form and substance satisfactory to the Agent acknowledging that the Lenders may rely on current financial statements audited by such firm.

                   (o) Opening Financial Statements. (i) Opening consolidated financial statements of Industries and its Subsidiaries as of the Closing Date, dated as of February 18, 1997, giving effect to the Acquisition, certified by the chief financial officer of Industries, which financial statements (A) shall not contain financial information materially less favorable, in the Agent's and the Required Lender's reasonable judgment, than that contained in the projections previously provided to the Agent and (B) shall indicate, together with all other information then available to the Agent, that Industries and its Subsidiaries and Kysor and its Subsidiaries are Solvent and can comply with the financial covenants contained in this Agreement and (ii) such other information as the Agent may reasonably request to confirm the tax, legal and business assumptions made in such financial statements.

                   (p) Evidence of Termination. Evidence of the termination of the commitments of the lenders under, the payment in full of all obligations under and where applicable all liens securing each of (i) the $90,000,000 facility under Group's existing credit agreement, (ii) all existing credit facilities of Kysor and its Subsidiaries and (iii) the $20,000,000 11.43% Senior Notes due May 1, 1998 issued pursuant to those certain Note Purchase Agreements dated as of April 17, 1989 among Industries, Group and the purchasers named therein (the "Senior Notes") and the related Intercreditor Agreement.

                   (q) Existing Letters of Credit. The IRB Facility Letter of Credit shall have been issued concurrently herewith in substitution for the letter of credit previously issued by The Bank of Nova Scotia, Atlanta Agency and that certain $1,300,000 Facility Letter of Credit issued by First Chicago for the benefit of Employers Insurance of Wausau-A Mutual Company shall have been issued concurrently herewith in substitution for that certain letter of credit no. 7524 previously issued by Old Kent Bank and Trust Company.

                   (r) Tender Offer. Evidence, satisfactory to the Agent, that the minimum number of shares required to consummate a merger by any applicable corporate statute, anti-takeover statute, or provision in Group's or Kysor's articles of incorporation, by-laws, or other constitutive documents have been tendered.

                   (s) Closing Date. The Closing Date shall in no event be later than May 31, 1997.

                   (t) Asset Purchase Proceeds. Evidence, satisfactory to the Agent, that Kysor has deposited any proceeds from the Asset Purchase into an account of Kysor with NBD Bank, N.A. and that such amounts have not been withdrawn except to the extent applied to repay existing Indebtedness of Kysor.

                   (u) Other. Such other documents as the Agent, any Lender or their counsel may have reasonably requested.

         4.2. Each Future Advance and Facility Letter of Credit Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:

         (a) There exists no Default or Unmatured Default and none would result from such Advance or Facility Letter of Credit;

         (b) The representations and warranties contained in Article V are true and correct in all material respects as of such Borrowing Date;

         (c) A Borrowing Notice or Notice of Issuance, as applicable, shall have been properly submitted;

         (d) For the first Advance made hereunder to each Additional Borrowing Subsidiary, an Agreement of Joinder shall have been duly executed and delivered by such Additional Borrowing Subsidiary and Group to the Agent and all of the requirements therein shall have been satisfied; and

         (e) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be reasonably satisfactory to the Lenders and their counsel.

         4.3. Each Advance on the Merger Date. The Lenders shall not be required to make any Advance on the Merger Date unless substantially simultaneously therewith, the Merger shall be consummated in accordance with the terms of the Acquisition Agreement.

         Each Borrowing Notice with respect to each such Advance and Notice of Issuance with respect to each such Facility Letter of Credit shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Section 4.2 have been satisfied. Any Lender may require a duly completed Compliance Certificate as a condition to making an Advance or issuing a Facility Letter of Credit.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         Each of Industries and each Borrower represents and warrants to the Lenders that, both before and after giving effect to the Closing Transactions (except, with respect to Sections 5.8, 5.9, 5.10, 5.17, 5.18 and 5.23, only after giving effect thereto):

         5.1. Existence and Standing. Each of Industries and each Domestic Subsidiary which is a corporation (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and (b) is duly qualified and in good standing as a foreign corporation (other than the jurisdiction of its incorporation) and is duly authorized to conduct its business in each jurisdiction in which the failure to be so qualified or authorized, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Foreign Subsidiary and each Domestic Subsidiary which is a Person other than a corporation (a) is a Person duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and (b) is duly qualified and in good standing and is duly authorized to conduct its business in each United States jurisdiction (other than in the jurisdiction of its formation) in which the failure to be so qualified or authorized could reasonably be expected to have a Material Adverse

Effect. Each of Industries and each of its Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain and hold the same, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.2. Authorization and Validity. Industries and each Subsidiary have all requisite power and authority (corporate and otherwise) and legal right to execute and deliver (or file, as the case may be) each of the Loan Documents and the other Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery (or filing, as the case may be) by Industries and each Subsidiary of the Loan Documents and the other Transaction Documents to which it is a party and the performance of their respective obligations thereunder have been duly authorized by proper proceedings (corporate and otherwise) and the Loan Documents and the other Transaction Documents constitute legal, valid and binding obligations of Industries or such Subsidiary, as applicable, enforceable against Industries or such Subsidiary, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

         5.3. Compliance with Laws and Contracts. Industries and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.3, neither the execution and delivery by Industries and each Subsidiary of the Loan Documents and the other Transaction Documents to which it is a party, the application of the proceeds of the Loans, the consummation of the Closing Transactions or any other transaction contemplated in the Loan Documents or the other Transaction Documents, nor compliance with the provisions of the Loan Documents or the other Transaction Documents will, or at the relevant time did, (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Industries or any Subsidiary or Industries' or any Subsidiary's charter, articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which Industries or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of Industries or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except (with respect to any violation or failure described in the foregoing clauses (a), (b) and (c)) for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

         5.4. Governmental Consents. No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the Transaction Documents, the application of the proceeds of the Loans or the consummation of the Acquisition, the Merger, the Asset Purchase or any other transaction contemplated in the Loan Documents or the Transaction Documents, except solely with respect to the consummation of the Asset Purchase, the Merger and the Acquisition, such consents, approvals and filings which have already been obtained or made and are in full force and effect. Neither Industries nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to Industries or such Subsidiary, in each case the consequences of which default or violation could reasonably be expected to have a Material Adverse Effect. The waiting period with respect to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired.

         5.5. Financial Statements. Industries has heretofore furnished to each of the Lenders (a) the audited consolidated financial statements of Industries and its Subsidiaries for the Fiscal Year ended December 31, 1995,
(b) the audited consolidated financial statements of Kysor for the year ended December 31, 1995 (collectively, the "Financial Statements"). The pro forma balance sheet and related profit and loss statement (the "Opening Financial Statements") of Industries and its Subsidiaries, giving effect to the Acquisition, on a consolidated basis as of February 18, 1997 is attached hereto as Schedule 5.5. As of the date of this Agreement, the Opening Financial Statements fairly present Industries' and the Subsidiaries' assets, liabilities, financial condition and results of operations on a consolidated basis in accordance with Agreement Accounting Principles, consistently applied, and taking into account the Closing Transactions and the other transactions and actions contemplated by this Agreement, the Loan Documents and the Transaction Documents. Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles and fairly presents the consolidated financial condition and operations of Industries and its Subsidiaries or Kysor and its Subsidiaries, as applicable, at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

         5.6. Material Adverse Change. No material adverse change in the business, Property, condition (financial or otherwise), performance or results of operations of Industries and its Subsidiaries, taken as a whole, has occurred since September 29, 1996.

         5.7. Taxes. Industries and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal and applicable foreign, state and local tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Industries or any Subsidiary, except
(a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, (x) the United States income tax returns of Industries on a consolidated basis have been audited by the Internal Revenue Service through Fiscal Year 1985 and (y) with respect to periods after the date on which the shares of common stock of Industries were distributed to the holders of common stock of Household International, Inc., there are no material pending audits or investigations regarding Industries' or its Subsidiaries' federal, foreign, state or local tax returns. No tax liens have been filed and no claims are pending or, to the knowledge of Industries or any Subsidiary, threatened, with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of Industries and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

         5.8. Litigation and Contingent Obligations. There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or directly affecting Industries or any Subsidiary or any of their respective properties
(a) which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans or Advances under this Agreement or (b) which otherwise exists as of the date hereof and which relates to a dollar amount in question of more than $100,000, except (i) any such matter involving either (A) workers compensation or personal injury matters which occur in the ordinary course of business or (B) a product liability claim, as to which, in each such case, Industries or the applicable Subsidiary is fully insured (except as to the payment of any required deductible), and
(ii) as set forth on Schedule 5.8. As of the date hereof, neither Industries nor any Subsidiary has any Contingent Obligation relating to an amount in excess of $2,000,000 except as set forth on Schedule 5.8.

         5.9. Subsidiaries. Schedule 5.9 hereto contains an organizational chart of all of the existing Subsidiaries (other than Subsidiaries of Kysor) and, to the best knowledge of Industries, all of the Subsidiaries of Kysor, as of the date of this Agreement after giving effect to the Acquisition, setting forth their respective jurisdictions of incorporation or formation and the percentage of their capital stock owned by Industries or Subsidiaries. All of the issued and outstanding shares of capital stock of Industries and of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and all such shares of each Domestic Subsidiary are free and clear of all Liens. As of the date hereof, neither Industries nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options, except as otherwise set forth on Schedule 5.9.

         5.10.     ERISA.  As of the date hereof, except as disclosed on
Schedule 5.10, (a) neither Industries nor any other member of the Controlled Group maintains a Single Employer Plan, (b) no Single Employer Plan has any Unfunded Liability, and (c) neither Industries nor any other member of the Controlled Group maintains, or is or has at any time within the immediately preceding six (6) years been obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies with all applicable requirements of law and regulations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither Industries nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the IRC or Section 302 of ERISA or the terms of such Plan. There are no pending or, to the knowledge of Industries or any Subsidiary, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or Industries or any member of the Controlled Group with respect to a Plan, except for such which could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither Industries nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject any such Person to any liability which could reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as disclosed on Schedule 5.10, within the last five years neither Industries nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. Except as described in Section 5 of Schedule 5.10, as of the date hereof, no Termination Event has occurred or is reasonably expected to occur with respect to any Plan and neither Industries nor any other member of the Controlled Group could reasonably be expected to incur any liability with respect to any of the events described therein. Neither Industries nor any Subsidiary has any liability (contingent or otherwise) with respect to any Foreign Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Plan, reasonable reserves have been established to the extent necessary in accordance with prudent business practice.

         5.11. Defaults. No Default or Unmatured Default has occurred and is continuing.

         5.12. Federal Reserve Regulations. Neither Industries nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.
No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, Regulation U or Regulation
X. Neither the making of any Advance hereunder, the use of the proceeds thereof, nor any other aspect of the financing of the Acquisition and the Merger will violate or be inconsistent with the provisions of Regulation G, Regulation U or Regulation X. Following the application of the proceeds of each Advance, less than 25% of the value (as determined by any reasonable method) of the assets of Industries and its Subsidiaries (on a consolidated and an unconsolidated basis) which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock (other than the stock of Kysor prior to the Merger).

         5.13. Investment Company. Neither Industries nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.14. Certain Fees. Each Borrower hereby agrees to indemnify the Agent and the Lenders against and agrees that it will hold each of them harmless from any claim, demand or liability for broker's or finder's fees or commissions alleged to have been incurred by Industries or any Subsidiary in connection with any of the transactions (including, without limitation, the Acquisition and the Merger) contemplated by this Agreement or the Transaction Documents and any expenses (including, without limitation, reasonable attorneys' fees and time charges of attorneys for the Agent or any Lender, which attorneys may be employees of the Agent or any Lender) arising in connection with any such claim, demand or liability.

         5.15. Representations and Warranties Incorporated From Asset Purchase Agreement and Acquisition Agreement. Each of the representations and warranties given by Industries or any

Subsidiary of Industries or of Kysor or any of its Subsidiaries in the Asset Purchase Agreement and the Acquisition Agreement is true and correct in all material aspects as of the date hereof.

         5.16. Solvency. As of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the Transaction Documents and the payment of all fees, costs and expenses payable by Industries and its Subsidiaries with respect to the transactions contemplated by the Loan Documents and the Transaction Documents, each of Industries and each Subsidiary is Solvent.

         5.17. Ownership of Properties. As of the date hereof, except as set forth on Schedule 5.17(a) hereto, Industries and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.16 or by any of the other Loan Documents, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof. To the knowledge of Industries and each Subsidiary, there are no actual, threatened or alleged defaults with respect to any leases of real property under which Industries or any Subsidiary is lessee or lessor which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.17(b), Industries and its Subsidiaries own or possess rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such license, patent or trademark, the loss of the rights to or use of which could reasonably be expected to have a Material Adverse Effect, has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge.

         5.18. Indebtedness. Attached hereto as Schedule 5.18 is a complete and correct list of all Indebtedness of Industries and its Subsidiaries outstanding as of the date of this Agreement (other than Indebtedness in a principal amount not exceeding $500,000 for a single item of Indebtedness and $2,500,000 in the aggregate for all such Indebtedness listed and other than the Obligations), showing the aggregate principal amount which was outstanding on such date after giving effect to the making of the Loans.

         5.19. Employee Controversies. There are no strikes, work stoppages or controversies pending or, to the knowledge of Industries or any Subsidiary, threatened between Industries or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business, which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.20. Material Agreements. Neither Industries nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Industries nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

         5.21. Acquisition and Asset Purchase Documents. Industries has delivered to the Agent true, complete and correct copies of the Acquisition Documents and the Asset Purchase Agreement (including all schedules, exhibits, annexes, amendments, supplements and modifications thereto). The Acquisition Documents and the Asset Purchase Agreement as originally executed and delivered by the parties thereto, the material terms of which have not been amended, supplemented or modified without the consent of the Required Lenders. As of the date hereof, neither Industries nor any other party thereto is in default in the performance of or compliance with any provisions thereof. The Acquisition is being consummated in accordance with applicable laws and regulations contemporaneously with the initial Advance. The Acquisition Documents are in form and substance satisfactory for effecting the Merger pursuant to such agreements under the laws of the State of Michigan.

         5.22. Environmental Laws. Except as set forth on Schedule 5.22, there are no claims, investigations, litigation, administrative proceedings, notices, requests for information, pending or, to the knowledge of Industries or any Subsidiary, threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards ("Environmental Laws") or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof ("Hazardous Materials") asserted against Industries or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. Neither Industries nor any Subsidiary has caused or permitted any Hazardous Materials to be released, either on or under real property, currently or, to the knowledge of Industries or any Subsidiary, formerly, legally or beneficially owned or operated by Industries or any Subsidiary or on or under real property to which Industries or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials that in any such event could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.22, no real property currently or, to the knowledge of Industries or any Subsidiary, formerly owned or operated by Industries or any Subsidiary has ever been used as a dump or disposal site or as a treatment or storage site for Hazardous Materials where such use could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.22, Industries and each of its Subsidiaries have obtained and are in compliance with all permits, certificates, licenses, approvals and other authorizations ("Environmental Permits") required for the operation of their business and have filed all required notifications or reports relating to chemical substances, air emissions, effluent discharges and the storage, treatment, transport and disposal of Hazardous Materials except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No asbestos containing materials, polychlorinated biphenyls or underground storage tanks are or have been located in, on or under real property owned or operated by Industries or any of its Subsidiaries (to the knowledge of Industries and each Subsidiary with respect to any period prior to such Person's ownership of such real property) except those which could not reasonably be expected to have a Material Adverse Effect. There are no Liens arising under any Environmental Law which have attached to real property owned or operated by Industries or any of its Subsidiaries and, to the knowledge of Industries and each Subsidiary, there is no threat to so attach any such Liens thereto. Industries and its Subsidiaries do not have liabilities in the aggregate for all of them with respect to compliance with applicable Environmental Laws and Environmental Permits or related to the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials that could reasonably be expected to have a Material Adverse Effect, and no facts or circumstances exist which could reasonably be expected to give rise to such liabilities with respect to compliance with applicable Environmental Laws and Environmental Permits and the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials. Neither the compliance by any such Person with applicable Environmental Laws and Environmental Permits nor the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials will affect the operation and production of Industries and its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect.

         5.23. Insurance. As of the date hereof, Schedule 5.23 summarizes in reasonable detail the property and casualty insurance in existence and carried by Industries and its Subsidiaries, and such insurance is adequate to protect Industries and its Subsidiaries. This summary also describes any reserves relating to any self-insurance program that is in effect.

         5.24. Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by Industries or any Subsidiary (other than any Person which became a Subsidiary upon the consummation of the Closing Transactions) to the Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of Industries or any such Subsidiary contained in this Agreement, the other Loan Documents, the Transaction Documents or any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of Industries or any such Subsidiary for use in connection with the transactions contemplated by this Agreement or the Transaction Documents, as the case may be, contained, contains or will contain (when taken as a whole) any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading at the time made in light of the circumstances in which the same were made. The pro forma financial information contained in such materials and furnished by Industries or any such Subsidiary is based upon good faith estimates and assumptions believed by Industries to be reasonable at the time made. There is no fact known to Industries or any Subsidiary (except, for the purposes of representations made as of the Closing Date, for any Person which became a Subsidiary upon the consummation of the Closing Transactions), other than matters of a general economic nature, that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

         5.25. Public Utility Holding Company Act. Neither Industries nor any Subsidiary of Industries is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.26. Representations in Other Loan Documents True and Correct. Each of the representations and warranties of each Loan Party contained in the other Loan Documents is true and correct in all material respects.

                                   ARTICLE VI

                                   COVENANTS

         During the term of this Agreement on and after the Closing Date and so long as any Commitments or any Facility Letters of Credit are outstanding and until all Obligations (other than those Obligations which are expressly stated herein to survive termination of this Agreement which are not then due and payable) have been paid in full, unless the Required Lenders shall otherwise consent in writing:

         6.1. Financial Reporting. Industries will maintain or cause to be maintained, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted United States accounting principles, consistently applied, with appropriate records and books of account in which complete entries are to be made reflecting its and their financial transactions, and will furnish to the Lenders:

                   (a) As soon as practicable and in any event on or before the 92nd day after the close of each of its Fiscal Years (or if such ninety-second (92nd) day is not a Business Day, the next following Business
Day), the consolidated balance sheet of Industries and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and consolidated statement of cash flow for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, together with an audit report certified by Arthur Andersen & Co. or other independent certified public accountants of nationally recognized standing, indicating that such audit was conducted in accordance with generally accepted United States auditing standards and is without qualification with respect to
(i) the continuance of each of Industries as a going concern and (ii) departures from generally accepted United States accounting principles other than departures which (A) are immaterial, (B) will not cause the financial statements to fail to meet the requirements of the Securities and Exchange Commission for financial information to be contained or incorporated by reference in registration statements and (C) do not cause the financial statements to fail to accurately reflect the financial condition of Industries and its Subsidiaries on a consolidated basis and without qualification as to scope of examination resulting from the failure of Industries or any Subsidiary to give access to books, records or other information and accompanied by a certificate of such accounting firm stating that in the course of its audit of the financial statements of Industries and its Subsidiaries, such accounting firm has obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accounting firm any Default or Unmatured Default shall exist, stating the nature and status thereof. Group shall use its reasonable efforts to cause such accounting firm to deliver a letter, substantially in the form of Exhibit E hereto, upon the delivery of each such audit report which acknowledges that the Lenders are extending credit in primary reliance on such financial statements and authorizes such reliance.

                   (b) As soon as practicable and in any event within forty-seven (47) days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated (describing information through the line item indicating operating income) income statements and a consolidated statement of cash flows for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, all certified by an Authorized Officer.

                   (c) At a meeting with the Lenders which shall occur during the second Fiscal Quarter of each year commencing with Fiscal Year 1998, an analysis of the financial performance of Industries and its Subsidiaries during the previous Fiscal Year and a discussion of expected results of operations of such entities for such Fiscal Year.

                   (d) Together with the financial statements required by clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit D hereto (a "Compliance Certificate") signed by an Authorized Officer of Industries showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

                   (e) As soon as possible and in any event within ten (10) days after receipt by Industries or any of its Subsidiaries, a copy of (i) any notice, claim, complaint or order to the effect that Industries or any of its Subsidiaries is or may be liable to any Person as a result of the release by Industries, any of its Subsidiaries or any other Person of any Hazardous Materials into the environment or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the environment, and (ii) any notice, complaint or citation alleging any violation of any Environmental Law or Environmental Permit by Industries or any of its Subsidiaries, which in any case references an event described in clause (i) or (ii) above which could reasonably be expected to have a Material Adverse Effect. Within ten days of Industries or any Subsidiary having knowledge of the proposal, enactment or promulgation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, Industries shall provide the Agent with written notice thereof.

                   (f) Promptly upon the furnishing thereof to the shareholders of Industries, copies of all financial statements, reports and proxy statements so furnished.

                   (g) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Industries or any of its Subsidiaries files with the Securities and Exchange Commission.

                   (h) Promptly and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by Industries or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of ten percent (10%) of the net worth (determined according to generally accepted accounting standards and without reduction for any reserve for such liabilities) of Industries and its Subsidiaries taken as a whole.

                   (i) Promptly after (i) the occurrence thereof, notice of the institution of or any development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against Industries, any of its Subsidiaries or any material property of any thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration.


                   (j) As soon as possible and in any event within 10 days after Industries or any Subsidiary knows that any Termination Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of Industries, describing said Termination Event and the action which Industries or such Subsidiary proposes to take with respect thereto.

                   (k) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

         6.2. Use of Proceeds. Industries will, and will cause each Subsidiary to, use the proceeds of the Revolving Loans and the Term Loans to provide funds for the Acquisition and the Merger and the payment of related fees and expenses and to refinance certain outstanding Indebtedness of Industries and its Subsidiaries and Kysor and its Subsidiaries. Industries will, and will cause each Subsidiary to, in addition to the uses set forth in the immediately preceding sentence, use the proceeds of the Revolving Loans to make Purchases permitted by Section 6.15, to meet the working capital needs of Group and its Subsidiaries and for general corporate purposes. Industries will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (a) to purchase or carry any Margin Stock in violation of Regulation U or Regulation G or (b) in connection with a transaction that has not been approved by the board of directors (or other governing body, if applicable) of the Person which is the subject of such Purchase. Industries will not, nor will it permit any Subsidiary to, own any Margin Stock (other than the stock of Kysor prior to the Merger) to the extent the value of all Margin Stock of Industries and its Subsidiaries would equal or exceed 25% of the value (as determined by any reasonable method) of the assets of Industries and its Subsidiaries (on a consolidated and an unconsolidated basis).

         6.3. Notice of Default. Industries will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default (and the action which Industries proposes to take with respect thereto) and of any other development, financial or otherwise (other than general economic conditions), which could reasonably be expected to have a Material Adverse Effect.

         6.4. Conduct of Business. Industries will, and will cause each Subsidiary (a) to engage in substantially the same fields of enterprise as it is presently conducted, (b) to do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of incorporation and (c) to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except with respect to the foregoing clause (c) where the failure to maintain such authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, that the existence of any Subsidiary which is not a Borrower with outstanding Loans hereunder may be terminated if such termination (a) is in the best interest of Industries and its Subsidiaries, as determined in the good faith judgment of Industries, and
(b) could not reasonably be expected to have a Material Adverse Effect.

         6.5. Taxes. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Industries will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

         6.6. Insurance. Industries will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and Industries will furnish to the Agent and any Lender upon request full information as to the insurance carried.

         6.7. Compliance with Laws. Industries will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         6.8. Maintenance of Properties. Industries will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition in accordance with its customary practices.

         6.9. Inspection. Industries will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of Industries and each Subsidiary, to examine and make copies of the books of accounts and other financial records of Industries and each Subsidiary, and to discuss the affairs, finances and accounts of Industries and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate with reasonable notice.

         6.10. Capital Stock and Dividends. If a Default or an Unmatured Default has occurred and is continuing or would occur after giving effect thereto, Industries will not, nor will it permit any Subsidiary to, (a) declare or pay any dividends on its capital stock or make any other distribution on account of its capital stock other than (i) dividends payable in its own capital stock, (ii) dividends payable by any Foreign Subsidiary or any Domestic Subsidiary to Group or to any Wholly-Owned Subsidiary of Group which is a Domestic Subsidiary, and (iii) dividends payable by any Foreign Subsidiary to any Wholly-Owned Subsidiary which is a Foreign Subsidiary or (b) redeem, repurchase or otherwise acquire or retire any of its capital stock (or any warrants, rights or options to acquire such capital stock) at any time outstanding; provided, that in no event (regardless of whether a Default or Unmatured Default has occurred or is continuing) shall (x) Group pay dividends to Industries in excess of such amount as may be required by Industries to pay
(A) dividends to its stockholders which have been declared prior to the occurrence of any such Default or Unmatured Default in accordance with all applicable laws and (B) reasonable expenses in accordance with past practices, except that Group may pay Industries any dividend required to consummate the Closing Transactions or (y) Industries or any Domestic Subsidiary pay dividends to any Foreign Subsidiary; provided, further, that notwithstanding clause (a) above, (1) Industries may pay any dividend to its stockholders which has been declared prior to the occurrence of any such Default or Unmatured Default in accordance with all applicable laws and with clause (a) above and (2) each Subsidiary may pay any dividend which is necessary to allow the payment of dividends under clause (1).

         6.11. Indebtedness. Industries will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

                   (a) the Loans and the Obligations owing with respect to Facility Letters of Credit;

                   (b) Indebtedness (including commitments therefor) existing on the date hereof and described in Schedule 6.11 hereto;

                   (c) Rate Hedging Obligations related to the Loans and required pursuant to Section 6.29;

                   (d) Rate Hedging Obligations pursuant to Hedging Agreements permitted pursuant to Section 6.30;

                   (e) extensions, renewals, refundings and refinancings of the Indebtedness described in clause (b) above, so long as the aggregate principal amount of such Indebtedness after giving effect thereto does not exceed the aggregate principal amount outstanding as of the date hereof;

                   (f) Indebtedness of (i) Industries to any Subsidiary provided that any such Indebtedness is subordinated to the Obligations on subordination terms satisfactory to the Agent, (ii) any Subsidiary to any other Subsidiary and (iii) any Subsidiary to Industries; provided, that, in each case, (A) such Indebtedness is permitted as an Investment pursuant to Section 6.15(c) and (B) to the extent any such Indebtedness is Indebtedness of a Foreign Subsidiary which is not a Foreign Guarantor and such Foreign Subsidiary is required to deliver an Intercompany Note to Group pursuant to Section 6.28, all such Indebtedness incurred by such Foreign Subsidiary pursuant to clause
(f)(ii) above shall be incurred and owing by such Foreign Subsidiary in favor of and to Group and all such Indebtedness shall be evidenced by an Intercompany Note;

                   (g) additional Indebtedness of Industries and its Subsidiaries (i) which is not described in clause (d) above and (ii) with an aggregate principal amount at any time outstanding not to exceed the lesser of
(A) forty percent (40%) of the Consolidated Net Worth (as of the last day of the Fiscal Quarter immediately preceding any date of determination) of Industries and its Subsidiaries and (B) $100,000,000; and

                   (h) Indebtedness incurred pursuant to the Bridge Documents in a maximum principal amount not in excess of $85,000,000.

         6.12. Merger. Industries will not, nor will it permit any Subsidiary to, merge or consolidate with or into or sell, assign, lease, transfer or otherwise dispose of all or substantially all of its assets to any other Person other than the dissolution of a Subsidiary in accordance with
Section 6.4 and other than in connection with the Merger and the Asset Purchase; provided, that Industries or any Subsidiary may enter into any merger or consolidation with or sell all or substantially all of its assets to, a corporation organized under the laws of any state of the United States or, with respect to any Foreign Subsidiary, a comparable entity organized elsewhere, so long as (a) any entity with or into which any such Person which is a Loan Party is being merged or consolidated or to which all or substantially all of its assets are being sold assumes the Obligations of such Loan Party under the Loan Documents by written instrument reasonably acceptable in form and substance to the Required Lenders (and with respect to any Borrower, all of the Lenders), (b) no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto, including without limitation any Default or Unmatured Default under
Section 7.11, (c) Group has provided the Lenders with pro forma financial statements giving effect thereto which evidence compliance with Section 6.25 hereof for the remaining term of this Agreement, (d) the entity with or into which Industries or such Subsidiary is being merged or consolidated or to which all or substantially all of the assets of Industries or such Subsidiary are being sold is in substantially the same or a similar type of business as Industries or such Subsidiary and (e) such transaction is not the type of transaction described in Section 6.2(b); provided, that the requirements set forth in clauses (c) and (d) above need not be satisfied in respect of any such consolidation or merger with or sale, assignment, lease or other disposition to Industries or any Subsidiary.

         6.13. Sale of Assets. Industries will not, nor will it permit any Subsidiary to, make an Asset Disposition of any Property, except for (a) an Asset Disposition by Industries or Group which is permitted under Section 6.12,
(b) sales of Margin Stock to the extent that the value of such Margin Stock of Industries and its Subsidiaries when taken together with all other Margin Stock of Industries and its Subsidiaries exceeds 25% of the value (determined by any reasonable method) of the total assets of Industries and its Subsidiaries subject to this Section 6.13 and (c) Asset Dispositions of Property that, together with all other Property previously subject to an Asset Disposition made in accordance with this Section 6.13 since the date hereof, does not constitute a Substantial Cumulative Portion of the Property of Industries and its Subsidiaries taken as a whole (determined as of the date of any proposed disposition), in each case so long as no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto; provided, that in no event may (x) Industries or any Domestic Subsidiary make any Asset Disposition to any Foreign Subsidiary which is not a Foreign Guarantor for consideration less than the fair market value of the Property subject to such Asset Disposition, or (y) any Foreign Subsidiary which is not a Foreign Guarantor make any Asset Disposition to Industries or any Domestic Subsidiary for consideration that is greater than the fair market value of such Property subject to such Asset Disposition or (z) Industries or any Subsidiary sell or otherwise dispose of any Accounts, notes receivable or accounts receivable, with or without recourse, except sales or other dispositions of such Property to Affiliates made in accordance with Section 6.19; provided further that for the purposes of the foregoing clauses (x) and (y): (1) the fair market value of each sale, lease or other disposition of manufactured products shall be equal to the sum of (A) the variable costs of manufacturing such product (determined in each case in accordance with the methods used as of the date hereof by Industries and its Domestic Subsidiaries to determine such variable costs) plus (B) ten percent (10%) of such variable costs; and (2) any royalty charged by Industries or any Domestic Subsidiary to a Foreign Subsidiary for the use of any trademark, trade name or service mark shall be deemed to have been charged at fair market value.

         6.14. Sale and Leaseback. Industries will not, nor will it permit any Subsidiary to, sell or transfer any of its Property with a fair market value in excess of $2,000,000 in the aggregate after the date hereof in order to concurrently or subsequently lease as lessee such or similar Property.

         6.15. Investments and Purchases. Industries will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to Industries or any Subsidiary, and other Investments in Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases of any Person or, with respect to Industries or any Domestic Subsidiary, make any purchase or other acquisition in any one transaction or series of related transactions of any Foreign Assets that individually or in the aggregate would be material to the business, operations, Property or financial condition of Industries or any of its Subsidiaries ("Material Foreign Assets"), except:

                   (a) (i) Investments in existence on the date hereof in Subsidiaries and (ii) other Investments in existence on the date hereof and described in Schedule 6.15 hereto;

                   (b)    Purchases by Industries or any Subsidiary, so long as
(i) no Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto, (ii) Group has provided the Lenders with pro forma financial statements giving effect thereto which evidence compliance with
Section 6.25 for the remaining term of this Agreement, (iii) the entity being acquired is in substantially the same or a similar type of business as Industries and its Subsidiaries and (iv) such transaction is not the type of transaction described in Section 6.2(b);

                   (c) Additional Investments by Industries or any of its Subsidiaries in Industries or any Wholly-Owned Subsidiary of Industries and the creation of new Subsidiaries by Industries or any Subsidiary; provided that Industries shall and shall cause its Subsidiaries (including any newly formed Subsidiary) to comply with the other provisions of this Agreement in connection with any such Investment including without limitation the provisions of Section 6.28;

                   (d) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition, is rated at least A-1 by Standard & Poor's Ratings Group ("S&P") or at least P-1 by Moody's Investors Service, Inc. ("Moody's"), or the equivalent thereof;

                   (e) Investments in direct obligations of the United States of America or, with respect to the Foreign Subsidiaries, of the central government of the applicable jurisdiction, or any agency thereof, maturing in twelve months or less from the date of acquisition thereof and which are backed by the full faith and credit of the United States of America or such other applicable jurisdiction, as aforesaid, provided that such direct obligations of any central government other than the United States of America or of any agency of any central government other than the United States of America have implied ratings of at least A-1 by S&P or P-1 by Moody's, or the equivalent thereof, at the time of the acquisition of such obligations by Industries or any Subsidiary;

                   (f) Investments in certificates of deposit maturing within one year from the date of origin, bankers' acceptances, repurchase agreements or other similar instruments issued by (i) any

Lender or (ii) any other bank or trust company organized under the laws of the United States or any state thereof with capital, surplus and undivided profits aggregating at least $100,000,000 and whose commercial paper (or that of its parent corporation) is rated at least A-1 by S&P or at least P-1 by Moody's, or the equivalent thereof at the time of such Investment;

                   (g) Investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of any jurisdiction other than that of the United States of America or any state thereof and whose short-term debt rating at the time of such Investment is rated at least A-1 by S&P or at least P-1 by Moody's or the equivalent thereof by another comparable rating service;

                   (h) Temporary advances to officers and employees of Industries or any Subsidiary for travel and other business expenses in the ordinary course of business;

                   (i) Loans to officers and employees of Industries or any Subsidiary, including but not limited to loans for relocation expenses, in an aggregate amount (including unpaid principal and accrued interest) not to exceed $2,000,000 at any one time outstanding;

                   (j) Investments in the ordinary course of business made in order to hedge the exposure of Industries or any Subsidiary to fluctuations in foreign currencies in which Industries or any Subsidiary has currency exposure in the ordinary course of business;

                   (k) Investments in demand deposit accounts maintained in the ordinary course of business;

                   (l) Investments in any fund or other pooling arrangement which holds at least ninety percent (90%) of its assets in the investments itemized in (d) through (g) above;

                   (m) purchases or other acquisitions by Industries or any Domestic Subsidiary of Material Foreign Assets; and

                   (n)    Investments not otherwise permitted by subsections
(a) through (m) of this Section 6.15 in an aggregate outstanding amount not to exceed at any one time ten percent (10%) of the Consolidated Net Worth, determined as of the last day of the Fiscal Quarter immediately preceding any date of determination;

provided, however, in any such case, (x) no such Investment, Purchase or purchase or other acquisition may be made if (after giving effect to any such Investment, Purchase or purchase or other acquisition) the sum of the aggregate amount of (i) Investments in Foreign Subsidiaries, (ii) Investments in other Foreign Persons, (iii) Purchases of assets not located in the United States,
(iv) Purchases of securities or other equity interests of a Foreign Person and
(v) purchases or other acquisitions by Industries or any Domestic Subsidiary of Material Foreign Assets, made by Industries or any of its Subsidiaries from and after the Closing Date would in the aggregate exceed twenty-five percent (25%) of the total assets of Industries and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles as of the date of such proposed Investment, Purchase or other purchase or acquisition, as the case may be, and (y) no

Subsidiary shall make any payment to Industries which constitutes an Investment unless such payment is required (i) to pay any dividend permitted under clause
(1) of the second proviso of Section 6.10 or (ii) to effect any transaction otherwise expressly permitted hereunder.

         6.16. Liens. Industries will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of Industries or any of its Subsidiaries (including without limitation the stock of any Subsidiary), except:

                   (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

                   (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

                   (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                   (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Industries or any of its Subsidiaries;

                   (e)    Liens existing on the date hereof and described in
Schedule 6.16 hereto and Liens arising out of any transaction contemplated by
Section 6.11(e) as long as no additional Property becomes subject to any such replacement Lien;

                   (f)    Liens arising under the Pledge Agreement;

                   (g)    Liens arising under any Reimbursement Agreement;

                   (h) additional Liens securing Indebtedness permitted under Section 6.11(g) but only to the extent that such Liens secure such Indebtedness in a maximum principal amount not in excess of twenty-five percent (25%) of the aggregate amount of Indebtedness permitted to be outstanding pursuant to Section 6.11(g);

                   (i) Liens on Property of Industries and its Subsidiaries securing Indebtedness permitted under Section 6.11(h), provided that all Obligations are secured by a Lien on such Property that is equal and ratable with such other Lien; and

                   (j) Liens on Margin Stock, if and to the extent that the value of such Margin Stock of Industries and its Subsidiaries when taken together with all other Margin Stock of Industries and its Subsidiaries exceeds 25% of the value (determined by any reasonable method) of the total assets of Industries and its Subsidiaries subject to this
Section 6.16.

         6.17. Kysor Merger. Industries and its Subsidiaries will use their best efforts to cause the Merger to be consummated in accordance with the Acquisition Agreement at the earliest practicable time.

         6.18. Lease Rentals. Industries will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of $10,000,000 during any one Fiscal Year on a non-cumulative basis in the aggregate for Industries and its Subsidiaries.

         6.19. Affiliates. Industries will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Industries' or such Subsidiary's business and upon fair and reasonable terms no less favorable to Industries or such Subsidiary than Industries or such Subsidiary would obtain in a comparable arms' length transaction; provided, that the foregoing provisions of this
Section 6.19 shall not prohibit (i) the declaration or payment of any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class, (ii) Industries or any Domestic Subsidiary from selling, leasing or otherwise transferring Property or rendering services to a Foreign Guarantor for other than fair market value, (iii) any Foreign Guarantor from selling, leasing or otherwise transferring Property or rendering services to Industries or any Domestic Subsidiary for other than fair market value or (iv) any Wholly-Owned Subsidiary which is a Domestic Subsidiary of Industries from entering into any such transaction with or making any such payment or transfer to any other Wholly-Owned Subsidiary which is a Domestic Subsidiary of Industries; provided, further, that for purposes of the foregoing clauses (ii) and (iii): (a) the fair market value of each sale, lease or other disposition of manufactured products shall be equal to the sum of (1) the variable costs of manufacturing such product (determined in each case in accordance with the methods used as of the date hereof by Industries and its Domestic Subsidiaries to determine such variable costs) plus (2) ten percent (10%) of such variable costs; (b) any royalty charged by Industries or any Domestic Subsidiary to a Foreign Subsidiary for the use of any trademark, trade name or service mark shall be deemed to have been charged at fair market value; and (c) any routine management services rendered in the ordinary course of business by Industries or any Domestic Subsidiary to any Foreign Subsidiary shall be deemed to have been rendered at fair market value.

         6.20. Amendments to Agreements. Industries will not, and will not permit any Subsidiary to, amend, waive or modify or terminate any material provision of any Asset Purchase Document or Acquisition Document.

         6.21. Environmental Matters. Industries shall and shall cause each of its Subsidiaries to (a) at all times comply in all material respects with all applicable Environmental Laws and (b) promptly take any and all remedial actions required under applicable Environmental Laws in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any real property owned, leased or operated by Industries or any of its Subsidiaries, except in any case where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In the event that Industries or any Subsidiary undertakes any remedial action with respect to any Hazardous Material on, under or about any real property, Industries or such Subsidiary shall conduct and complete such remedial action in material compliance with all applicable Environmental Laws and in accordance with the applicable policies, orders and directives of all foreign federal, state and local governmental authorities, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. If the Agent or any Lender at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by Industries or any of its Subsidiaries, or any material liability arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased or operated by Industries or any of its Subsidiaries or a Release on real property adjacent to such real property, then Industries shall, upon the reasonable request of the Agent, provide the Agent with all such reports, certificates, engineering studies and other written material or data as the Agent or any Lender may reasonably request.

         6.22.     [Intentionally Omitted].

         6.23. Change in Corporate Structure; Fiscal Year. Industries shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its charter or certificate or articles of incorporation or by-laws which could reasonably be expected to have a Material Adverse Effect (provided that Group shall notify the Agent of any other amendment or modification thereto which could reasonably be expected to have an adverse effect on any Loan Party's ability to perform any of its obligations under any Loan Document as soon as practicable thereafter) or (b) have a fiscal year which ends on any date other than the Sunday nearest to December 31 of each year; provided, that (x) any Person acquired by Industries or any Subsidiary may maintain the fiscal year which it employed prior to such Purchase (a) during such period as may be reasonably necessary to complete the conversion of such fiscal year to a fiscal year ending on the Sunday nearest to December 31 and (b) so long as the maintenance of such fiscal year would not materially affect the information included in any of the financial statements required to be delivered by Industries pursuant hereto and (y) any Person which becomes a Subsidiary as a result of the Closing Transactions and which has a fiscal year-end other then that described in clause (b) above may maintain such fiscal year-end.

         6.24. Restrictive Agreements. Industries shall not, nor shall it permit any Subsidiary to, enter into, assume or suffer to exist, any agreement with any Person, other than the Loan Documents and the Bridge Documents, which prohibits or limits the ability of Industries or any Subsidiary to (a) enter into amendments, modifications or waivers of the Loan Documents or the Bridge Documents, (b) pay dividends or make other distributions or pay any Indebtedness owed to Industries or any Subsidiary, (c) make any Investment in Industries or any Subsidiary, (d) transfer any of its properties or assets to Industries or any Subsidiary or (e) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired as security for the obligations of Industries under the Loan Documents and the Bridge Loan Documents; provided that the foregoing shall not apply to (i) restrictions in effect on the date of this Agreement contained in agreements governing Indebtedness outstanding on the date of this Agreement (or in the case of Indebtedness of a Person which hereafter becomes a Subsidiary, outstanding on the date such Person becomes a Subsidiary and not created in contemplation of that event) and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (as successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive in any material respect than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced, (ii) restrictions contained in agreements governing Indebtedness incurred pursuant to Section 6.11(c), (d),
(g) and (h) provided that such restrictions are no more restrictive in any material respect than those contained in the Loan Documents or the Bridge Loan Documents, (iii) customary non-assignment provisions in leases, licenses and other contracts and (iv) restrictions in agreements establishing consensual Liens permitted under Section 6.16 with respect to the assets subject to such Liens.

         6.25. Financial Covenants. Subject to normal year-end and closing audit adjustments for calculations or determinations made in accordance with Agreement Accounting Principles prior to the end of its fiscal year, Industries on a consolidated basis with its Subsidiaries shall:

                   6.25.1. Minimum Consolidated Net Worth. At all times measured as of the end of each Fiscal Quarter commencing with the first Fiscal Quarter ending after the Closing Date, maintain a Consolidated Net Worth equal to or greater than (a) $120,000,000 plus
         (b) sixty percent (60%) of the cumulative Net Income of Industries and its Subsidiaries for the period beginning on December 30, 1996 and ending on the last day of the Fiscal Quarter immediately preceding the date of measurement, plus (c) sixty percent (60%) of the net cash proceeds received after the date hereof by Industries or any Subsidiary from the issuance of any equity security to any Person other than Industries or any Subsidiary.

                   6.25.2. Fixed Charge Coverage Ratio. At all times after the date hereof, measured as of the end of each Fiscal Quarter (commencing June 29, 1997) for the period of four Fiscal Quarters then ended, maintain a Fixed Charge Coverage Ratio for the period of four Fiscal Quarters ending as of such date of (a) for all Fiscal Quarters ending in 1997, not less 1.0 to 1 and (b) for all Fiscal Quarters ending after December 31, 1997, not less than 1.05 to 1; provided, however, for the first three of such calculations made after the date of this Agreement, such calculations shall be done based upon the period commencing on the first day of the second Fiscal Quarter of 1997 and ending with the quarterly period then ended; provided, further that in no event shall any calculation of Fixed Charges include the prepayment of the Senior Notes on or about the Closing Date.

                   6.25.3 Leverage Ratio. At all times after the date hereof, measured as of the end of each Fiscal Quarter (commencing June 29, 1997) for the period of four Fiscal Quarters then ended, maintain a Leverage Ratio of not more than the following during each of the following periods; provided, however (i) for the period ending on the last day of the second Fiscal Quarter of 1997, EBITDA will be the product of (A) actual EBITDA for the second Fiscal Quarter, multiplied by (B) 4, (ii) for the period ending on the last day of the third Fiscal Quarter of 1997, EBITDA will be the product of (A) actual EBITDA for the period from the first day of the second Fiscal Quarter of 1997 to the last day of the third Fiscal Quarter of 1997, multiplied by (B) 2, and (iii) for the period ending on the last day of the fourth Fiscal Quarter of 1997, EBITDA will be the product of
         (A) actual EBITDA for the period from the first day of the second Fiscal Quarter of 1997 to the last day of the fourth Fiscal Quarter of 1997 multiplied by (B) 4/3:

       Period                                        Ratio
       ------                                        -----
       Second, Third and Fourth Fiscal Quarters      4.25:1.0
       of 1997

       First, Second, Third and Fourth Fiscal        4.00:1.0
       Quarters of 1998

       First, Second, Third and Fourth Fiscal        3.75:1.0
       Quarters of 1999
       First, Second and Third Fiscal Quarters of    3.50:1.0
       2000

       Fourth Fiscal Quarter of 2000 and first       3.25:1.0
       three Fiscal Quarters of 2001

       Fourth Fiscal Quarter of 2001 and each        3.00:1.0
       Fiscal Quarter thereafter

         6.26. Tax Consolidation. Industries will not and will not permit any of its Subsidiaries to (a) file or consent to the filing of any consolidated, combined or unitary income tax return with any Person other than Industries and its Subsidiaries or (b) except for the Tax Sharing Agreement dated as of March 15, 1989 with Household International, Inc., enter into a tax sharing agreement or similar arrangement with any Person that is not a Subsidiary, except in any case as required by applicable law.

         6.27.   ERISA Compliance.

                 With respect to any Plan, neither Industries nor any Subsidiary shall:

                 (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $1,000,000 is or could reasonably be expected to be imposed;

                 (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $1,000,000, whether or not waived, or permit any Unfunded Liability with respect to any Single Employer Plan, to exceed the greater of $1,000,000 or 10% of the present value of all vested and unvested accrued benefits under such Single Employer Plan at any time or $5,000,000 in the aggregate for all Single Employer Plans;

                 (c) permit the occurrence of any Termination Event which results in or could reasonably be expected to result in a liability to the Borrower or any other member of the Controlled Group in excess of $1,000,000;

                 (d) fail to make any contribution or payment to any Multiemployer Plan which Industries or any other member of the Controlled Group may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto which results in or could reasonably be expected to result in a liability in excess of $1,000,000;

                 (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could result in liability to Industries or any other member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

                 (f) incur or permit to exist any liability with respect to Foreign Plans which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         6.28. Guaranties. Industries shall cause each of its Subsidiaries in existence as of the Closing Date and each Subsidiary newly acquired or formed by Industries or any Subsidiary of Industries after the Closing Date to
(a) with respect to any such existing, newly formed or acquired Subsidiary which is a Domestic Subsidiary, duly execute and deliver a Guaranty substantially in the form of Exhibit A-1 hereto and (b) with respect to any such existing, newly formed or acquired Subsidiary which is a Foreign Subsidiary, duly execute and deliver a Guaranty substantially in the form of Exhibit A-2 hereto or, if Industries and its Subsidiaries determine in their reasonable judgment that either (i) Industries and its Subsidiaries on a consolidated basis would suffer material adverse tax consequences as a direct result of such Foreign Subsidiary entering into such Guaranty or (ii) that execution and delivery of such Guaranty by such Foreign Subsidiary would be illegal under the laws of the jurisdiction of organization of such Foreign Subsidiary, then such Foreign Subsidiary shall execute an Intercompany Note in favor of Group to be pledged pursuant to the Pledge Agreement, except that (A) with the prior written consent of the Required Lenders, such consent not to unreasonably be withheld, any Subsidiary created in connection with a joint venture between Industries or any Subsidiary and an unaffiliated third party shall not be required by this Section 6.28 to execute a Guaranty or revolving note, (B) any Subsidiary with assets less than or equal to $15,000,000 (a "Non-Guarantor Subsidiary") shall not be required by this Section 6.28 to execute a Guaranty or an Intercompany Note; provided, that, if at any time, the sum of the assets of all Non-Guarantor Subsidiaries shall exceed, in the aggregate, $55,000,000, Industries shall cause all such Subsidiaries which are Non-Guarantor Subsidiaries promptly after the time at which such excess arises or is created to execute a Guaranty or Intercompany Note in accordance with the requirements of this Section 6.28 and (C) neither Beleggingsmaatschappij Interrub B.V., a Subsidiary organized under the laws of the Netherlands ("PFIC") nor WAL shall be required by this Section 6.28 to execute a Guaranty or an Intercompany Note so long as PFIC and WAL, respectively, do not engage in any activity other than those incidental to its acting as a holding company, do not incur, assume or become liable with respect to any Indebtedness and do not own or hold any assets other than stock of other Subsidiaries (and immaterial assets incidental to such purpose) and so long as no Investment is made in PFIC or WAL and no assets are transferred to PFIC or WAL, in any case by Industries or any of its Subsidiaries after the date hereof; provided, further, that if any Guarantor shall cease to be a Subsidiary as a result of any transaction permitted hereby, then so long as no Default shall have occurred and be continuing, such Guarantor shall be released from its Obligations under the applicable Guaranty promptly following the request of Group and any notes of such Guarantor pledged for the benefit of the Lenders shall be concurrently released.

         6.29. Required Hedging Agreements. Within ninety (90) days after the Closing Date, Industries will enter into, and will thereafter maintain, one or more Hedging Agreements, with one or more Lenders on terms acceptable to the Agent in its reasonable discretion, by which Industries and its Subsidiaries are protected against increases in interest rates from and after the date of such contracts on a notional amount of at least $150,000,000, for a period of at least three (3) years.

         6.30. Financial Contracts. Industries will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Hedging Agreements required under Section 6.29 and other Hedging Agreements pursuant to which Industries and its Subsidiaries have hedged their reasonably estimated interest rate, exchange rate or commodity price exposure.

         6.31. UK Filing. Industries shall or shall cause its Subsidiaries to present the Credit Agreement for registration pursuant to Section 395 of the Companies Act of 1985 in England not later than 21 days after the Closing Date on a "fail safe" basis in accordance with normal practices in England.

                                  ARTICLE VII

                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         7.1. Any representation or warranty made or deemed made by or on behalf of Industries or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Note, or any certificate or other document delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

         7.2. Nonpayment of (a) principal of any Note when due, or (b) interest upon any Note or any commitment fee or other fee or obligations under any of the Loan Documents within five days after the same becomes due.

         7.3. The breach by any Borrower of any of the terms or provisions of Section 6.2 or Sections 6.10 through 6.31.

         7.4. The breach by any Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender.

         7.5. The default by Industries or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $10,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity (other than a default under an obligation or condition owed to or for the benefit of any Lender or Affiliate thereof restricting the sale, pledge or other disposition by Industries or any of its

Subsidiaries of Margin Stock); or any such Indebtedness of Industries or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment and other than as a result of a default under an obligation or condition owed to or for the benefit of any Lender or Affiliate thereof restricting the sale, pledge or other disposition by Industries or any of its Subsidiaries of Margin Stock) prior to the stated maturity thereof; or Industries or any of its Subsidiaries shall become unable, not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6. Industries or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors,
(c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

         7.7. Without the application, approval or consent of Industries or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Industries or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against Industries or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty consecutive days.

         7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of Industries and its Subsidiaries without paying fair consideration therefor which, when taken together with all other Property of Industries and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

         7.9. Industries or any of its Subsidiaries shall fail within thirty days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $2,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith.

         7.10. Industries or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the discovery of any Hazardous Materials on the leased or owned property of Industries or any of its Subsidiaries, the release by Industries or any of its Subsidiaries or any other Person of any Hazardous Materials into the environment, or any violation of any Environmental Law or Environmental Permit, which, in either case, has had a Material Adverse Effect.

         7.11.   Any Change in Control shall occur.

         7.12. The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any material term or provision of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

         7.13. Any Guaranty or the Pledge Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty or the Pledge Agreement, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or Group shall fail to comply with any of the terms or provisions of the Pledge Agreement or any Guarantor denies that it has any further liability under the Guaranty to which it is a party, or gives notice to such effect.


                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, Industries or any other Guarantor, the obligations of the Lenders to make Loans or to issue Facility Letters of Credit hereunder shall automatically terminate (whereupon the Commitments and the Swing Line Commitment shall terminate immediately) and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans or to issue Facility Letters of Credit hereunder (whereupon the Commitments and the Swing Line Commitment shall terminate immediately), or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives and whether or not any beneficiary of any Facility Letter of Credit or any transferee thereof shall have presented, or is permitted at such time to present, the drafts and other documents required under any Facility Letter of Credit. In addition to the foregoing, following a Default under Section 7.2, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired, upon written demand by the Agent, the Borrowers shall deposit and maintain with the Agent an account with cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit issued by the Issuers and all fees and other amounts due or which may become due with respect thereto. The Borrowers shall have no control over funds in such cash deposit account, which shall be non-interest bearing. Such funds shall be promptly transferred by the Agent to the applicable Issuer to reimburse it for drafts drawn under the Facility Letters of Credit. Such funds, if any, remaining in such cash deposit account following the payments of all Obligations in full shall be promptly paid over to the Borrowers.

         If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and issue Facility Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any

Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to Group, rescind and annul such acceleration and/or termination.

         8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby and each Bridge Lender:

                 (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

                 (b) Reduce the percentage specified in the definition of Required Lenders;

                 (c) Reduce the amount or extend the payment date for the mandatory payments required under Section 2.1 or 2.9, or increase the amount of the Commitment of any Lender hereunder, or permit any Borrower to assign its rights under this Agreement;

                 (d) Extend the Revolving Loan Termination Date or the Term Loan Termination Date;

                 (e)      Amend this Section 8.2;

                 (f) Release any Guarantor from a Guaranty or terminate the Pledge Agreement or release any note pledged thereunder;

                 (g) Consent to any assignment by any Borrower of the Obligations; or

                 (h) Increase the maximum drawable amount or extend the expiration date of any outstanding Facility Letter of Credit (except as expressly permitted by its terms) or reduce the principal amount of or extend the time of payment of any Facility Letter of Credit Reimbursement Obligation or fee associated with any Facility Letter of Credit.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

         8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of a Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

         8.4. Application of Funds. Any amounts received by the Agent or any Lender after a Default has occurred and is continuing shall be applied by the Agent to payment of the Obligations hereunder and the Bridge Obligations unless a court of competent jurisdiction or, with respect to clauses (b) and
(c), the Required Lenders shall otherwise direct:

                 (a) FIRST, to all reasonable costs and expenses of the Agent, the Lenders and the Bridge Lenders incurred in connection with the collection and enforcement of the Obligations hereunder and the Bridge Obligations on a pro rata basis, together with interest at the Default Rate on such costs, expenses and liabilities and on all advances made by the Agent, any Lender or any Bridge Lender from the date any such cost, expense or liability is due, owing or unpaid or any such advance is made, in each case until paid in full;

                 (b) SECOND, to payment of that portion of the Obligations hereunder and the Bridge Obligations on a pro rata basis, in each case constituting accrued and unpaid interest and fees, together with interest owing thereon until paid in full;

                 (c) THIRD, to payment of the principal of the Obligations hereunder and the Bridge Obligations on a pro rata basis, and net termination amounts payable in respect of the Rate Hedging Obligations owing to the Lenders or the Bridge Lenders or any Lender or any Bridge Lender, together with interest on such unpaid principal and net termination amounts until paid in full; and

                 (d) FOURTH, the balance, if any, after all of the Obligations hereunder and the Bridge Obligations have been satisfied, shall be remitted as required by law.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement or of Industries or any Subsidiary contained in any Loan Document shall survive delivery of the Notes and the making of the Loans herein contemplated.

         9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent and the Lenders relating to the subject matter thereof other than the fee letter dated January 31, 1997 among First Chicago, Group and the Arranger.

         9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

         9.6. Expenses; Indemnification. (a) Industries and each Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, syndication and administration of the Loan Documents. Industries and each Borrower also agrees to reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. Industries and each Borrower further agrees to indemnify the Agent, the Arranger and each Lender, its directors, officers and employees against all losses, injuries, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all court costs, attorneys' fees, expenses of litigation or preparation therefor whether or not the Agent, the Arranger or any Lender is a party thereto) (collectively, "Indemnified Expenses") which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or the Transaction Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, unless it is determined by a judgment of a court that is binding on the Agent, the Arranger or such Lender, final and not subject to review on appeal, that such losses were solely the result of acts or omissions on the part of the Agent, the Arranger or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law. The obligations of Industries and each Borrower under this Section shall survive the termination of this Agreement.

         (b) Each Borrower shall indemnify, pay and hold the Agent and each Lender harmless from and against any and all Indemnified Expenses incurred or suffered by or asserted against the Agent or such Lender by reason of any violation of any applicable Environmental Law for which Industries or any of its Subsidiaries is liable or which is related to any real estate owned, leased or operated by Industries or any of its Subsidiaries, or by reason of the imposition of any governmental lien for the recovery of environmental cleanup or response costs expended by reason of any such violation, or by reason of any breach of any representation, warranty or affirmative or negative covenant of this Agreement, including, without limitation, by reason of any matter disclosed in Schedule 5.22 hereto, unless it is determined by a judgment of a court that is binding on the Agent or such Lender, final and not subject to review on appeal, that such losses were solely the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law; provided, however, that, to the extent that Industries or any of its Subsidiaries is strictly liable under any such statute, order or regulation, the Borrowers' obligation to the Agent and each Lender under this indemnity shall likewise be without regard to fault on the part of Industries or any of its Subsidiaries with respect to the violation of law which results in liability to the Agent or any Lender. The provisions of and undertakings and indemnification set out in this Section 9.6(b) shall survive the termination of this Agreement and the payment and satisfaction of the Obligations, and shall continue to be the liability, obligation and indemnification of each Borrower, binding upon such Borrower.

         (c) Industries and each Borrower agrees not to settle any claim, litigation or proceeding relating to this transaction (whether or not the Agent, the Arranger or any Lender is a party thereto) unless such settlement releases all indemnified Persons hereunder from any and all liability in respect of such transaction.

         9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

         9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

         9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10. Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower's business or operations. Each Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to any Borrower by the Agent or the Lenders is for the protection of the Agent and the Lenders and neither any Borrower nor any other Person is entitled to rely thereon. Each Borrower (a) agrees that neither the Agent nor any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent or such Lender, final and not subject to review on appeal, that such losses were solely the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law, and (b) waives, releases and agrees not to sue upon any claim against the Agent or any Lender (whether sounding in tort, contract or otherwise) except a claim based upon gross negligence, willful misconduct or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, none of the Agent, the Arranger nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages on any theory of liability suffered by such Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent or such Lender, as the case may be, final and not subject to review on appeal, that such damages were solely the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law.

         9.11. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         9.12. CONSENT TO JURISDICTION. EACH OF INDUSTRIES AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF INDUSTRIES AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH BORROWER HEREBY IRREVOCABLY DESIGNATES AND APPOINTS INDUSTRIES, CURRENTLY LOCATED AT 775 CORPORATE WOODS PARKWAY, VERNON HILLS, ILLINOIS 60061 AS ITS ATTORNEY-IN-FACT AND AGENT TO RECEIVE ON BEHALF OF SUCH BORROWER SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. AS AN ALTERNATIVE METHOD OF SERVICE, EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW OR IN THE AGREEMENT OF JOINDER EXECUTED BY SUCH SUBSIDIARY, IF APPLICABLE. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST INDUSTRIES OR ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY INDUSTRIES OR ANY BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS;

PROVIDED, THAT SUCH PROCEEDINGS MAY BE BROUGHT IN OTHER COURTS IF JURISDICTION MAY NOT BE OBTAINED IN A COURT IN CHICAGO, ILLINOIS.

         9.13. WAIVER OF JURY TRIAL. INDUSTRIES, EACH BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         9.14. Disclosure. Each Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with Industries and its Subsidiaries, including, without limitation, in connection with any interest rate hedging instruments or agreements or swap transactions, and (b) waive any liability of First Chicago or such Affiliate in connection with the transaction contemplated hereby to Industries or any of its Subsidiaries or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence, willful misconduct or knowing violation of law by First Chicago or its Affiliates.

         9.15. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by each Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.


                                   ARTICLE X

                                   THE AGENT

         10.1. Appointment. First Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement.

         10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Agent.

         10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

         10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

         10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

         10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents,
(b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Industries or any of its Subsidiaries in which Industries or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

         10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by Industries and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and Group, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

         10.12. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received notice from a Lender or any Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Subject to the provisions of Section 10.5, the Agent shall take any action of the type specified in this Agreement with respect to such Default or Unmatured Default as shall be reasonably directed by the Required Lenders (or, if so required by Section 8.2, by all Lenders); provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Unmatured Default as the Agent shall determine is in the best interests of the Lenders.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

         11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

         11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than its Pro-Rata Share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of any Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.


                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or obligations under the Loan Documents, and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrowers or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent and the Borrowers may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent and Group. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         12.2.   Participations.

                 12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (" Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Each Lender shall notify Group of each sale to a Participant (other than an Affiliate or another Lender); provided, that any failure to give any such notice shall not give rise to any liability hereunder.

                 12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in clauses (a) through (g) of Section 8.2.

                 12.2.3. Benefit of Setoff. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
         Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

         12.3.   Assignments.

                 12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (" Purchasers") all or any part of its rights and obligations under the Loan Documents in an amount equal to or greater than $5,000,000; provided that if such Purchaser is a Lender immediately prior to such assignment, no such minimum amount shall apply to such assignment. Such assignment shall be substantially in the form of Exhibit F hereto (an "Assignment and Acceptance") or in such other form as may be agreed to by the parties thereto. The consent of Group (unless a Default shall have occurred and then be continuing) and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.

                 12.3.2. Effect; Effective Date. Upon (a) delivery to the Agent of a notice of assignment, substantially in the form attached as
         Exhibit I to Exhibit F hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (b) payment of a $3,500 fee to the Agent for processing such assignment (which fee shall be the sole responsibility of the assigning Lender or the Purchaser), such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Agent. Upon the consummation of any assignment to a Purchaser pursuant to this
         Section 12.3.2, the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

         12.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries. Each of the Agent and each Lender agree that (a) it will keep all of the information obtained by it from or on behalf of any Loan Party ("Information") confidential and, without Group's prior written consent, it will not disclose any Information except (i) to its directors, employees, auditors or counsel (collectively, "Representatives") to whom it is necessary to show the Information, each of which shall be informed of the confidential nature of the Information; (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over it, or as otherwise may be required by law (provided that Group shall be given prior notice of the disclosure permitted by clause (ii) unless such notice is prohibited by any subpoena, order or law); and (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over it; and (b) it will use the Information only for the purposes of exercising its rights and remedies under this Agreement and the other Loan Documents. Notwithstanding the foregoing, the restrictions contained in the preceding sentence shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Agent, any Lender or any of their respective representatives; (b) becomes available to the Agent or any Lender on a non-confidential basis from a source other than Group or another Loan Party; or (c) was known to the Agent or a Lender on a non-confidential basis prior to its disclosure to it by or on behalf of Group or any other Loan Party.

         12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.20.


                                  ARTICLE XIII

                                    NOTICES

         13.1. Giving Notice. Except as otherwise permitted by Section 2.15 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile, first class U.S. mail or overnight courier and addressed or delivered to such party at its address set forth below its signature hereto or with respect to each of the Additional Borrowing Subsidiaries, in its Agreement of Joinder, or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three (3) Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted; and any notice given by overnight courier shall be deemed given when received by the addressee. Wherever under this Agreement or under any other Loan Document any certificate or other writing is given by any director, officer or employee of Industries or any Subsidiary, such certificate or other writing shall be delivered by such director, officer or employee on behalf of Industries or such Subsidiary in his or her capacity as a director, officer or employee and not in his or her individual capacity.

         13.2. Change of Address. Any Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                          [signature pages to follow]

                 IN WITNESS WHEREOF, Group, Delfield, Scotsman Drink, Whitlenge, Frimont, Castel MAC, Industries, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                     SCOTSMAN GROUP INC.


                                     By:/s/ D. D. Holmes
                                        ----------------------------------------

                                        Print Name:D. D. Holmes
                                              ----------------------------------

                                        Title:Vice President - Finance
                                              ----------------------------------

                                        Address: 775 Corporate Woods Parkway
                                                 Vernon Hills, Illinois 60061
                                           Attn: Donald D. Holmes

                                        Telecopy:     (847) 634-8823
                                        Telephone:    (847) 215-4447




                                     THE DELFIELD COMPANY


                                     By:/s/ D. D.  Holmes
                                        ----------------------------------------

                                        Print Name:D. D. Holmes
                                              ----------------------------------

                                        Title:Vice President
                                              ----------------------------------

                                        Address:  775 Corporate Woods Parkway
                                                  Vernon Hills, Illinois 60061
                                           Attn:  Donald D. Holmes

                                        Telecopy:     (847) 634-8823
                                        Telephone:    (847) 215-4447

                                     SCOTSMAN DRINK LIMITED


                                     By:/s/ D. D. Holmes
                                        ----------------------------------------

                                        Print Name:D. D. Holmes
                                                   -----------------------------
                                        Title:Director
                                              ----------------------------------

                                        Address: 775 Corporate Woods Parkway
                                                 Vernon Hills, Illinois 60061
                                           Attn: Donald D. Holmes

                                        Telecopy:     (847) 634-8823
                                        Telephone:    (847) 215-4447


                                     WHITLENGE DRINK EQUIPMENT LIMITED


                                     By:/s/ D. D.  Holmes
                                        ----------------------------------------

                                        Print Name:D. D. Holmes
                                                   -----------------------------

                                        Title:Director
                                              ----------------------------------
                                        Address: 775 Corporate Woods Parkway
                                                 Vernon Hills, Illinois 60061
                                           Attn: Donald D. Holmes

                                        Telecopy:     (847) 634-8823
                                        Telephone:    (847) 215-4447

                                     FRIMONT S.P.A


                                     By:/s/ D. D. Holmes
                                        ----------------------------------------

                                        Print Name:D. D. Holmes
                                                   -----------------------------

                                        Title:Director
                                              ----------------------------------

                                        Address: 775 Corporate Woods Parkway
                                                 Vernon Hills, Illinois 60061
                                           Attn: Donald D. Holmes

                                        Telecopy:     (847) 634-8823
                                        Telephone:    (847) 215-4447


                                     CASTEL MAC S.P.A.


                                     By:/s/ D. D. Holmes
                                        ---------------------------------------

                                        Print Name:D. D.  Holmes
                                                   ----------------------------

                                        Title:Director
                                              ---------------------------------

                                        Address: 775 Corporate Woods Parkway
                                                 Vernon Hills, Illinois 60061
                                           Attn: Donald D. Holmes

                                        Telecopy:     (847) 634-8823
                                        Telephone:    (847) 215-4447

                                     KYSOR INDUSTRIAL CORPORATION


                                     By:/s/ R. C. Osborne
                                        ---------------------------------------

                                        Print Name:R. C. Osborne
                                                   ----------------------------

                                        Title:
                                              ---------------------------------

                                        Address:

                                           Attn:

                                        Telecopy:
                                        Telephone:


                                     The undersigned is executing this
                                     Agreement only for purposes of Articles
                                     V, VI, IX and XIII of this Agreement:

                                     SCOTSMAN INDUSTRIES, INC.


                                     By:/s/ D. D. Holmes
                                        ---------------------------------------

                                        Print Name:D. D. Holmes
                                                   ----------------------------

                                        Title:Vice President - Finance
                                              ---------------------------------

                                        Address: 775 Corporate Woods Parkway
                                                 Vernon Hills, Illinois 60061
                                           Attn: Donald D. Homes

                                        Telecopy:     (847) 634-8823
                                        Telephone:    (847) 215-4447

Commitments:
$415,000,000                  THE FIRST NATIONAL BANK OF CHICAGO,
                                  Individually and as Agent


                                     By:/s/ Julia Bristow
                                        ---------------------------------------

                                        Print Name:Julia Bristow
                                                   ----------------------------

                                        Title:Vice President
                                              ---------------------------------

                                        Address: One First National Plaza
                                                 Chicago, Illinois  60670
                                           Attn: Julia Bristow

                                        Telecopy:      (312) 732-1117
                                        Telephone:     (312) 732-5927